UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

GNC HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

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300 Sixth Avenue

Pittsburgh, Pennsylvania 15222

April 12, 2016

Dear Stockholder,

You are cordially invited to attend the Annual Meeting of Stockholders of GNC Holdings, Inc. (the “Company”) to be held on Tuesday, May 24, 2016 at 8:00 A.M. Eastern Time at the Omni William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania 15219.
The agenda for the Annual Meeting includes:

•	The election of eight directors named in the attached proxy statement to our Board of Directors (Proposal 1);

•	An advisory vote to approve the compensation paid to our named executive officers described herein (commonly known as a “say-on-pay” proposal) (Proposal 2); and

•	The ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for our 2016 fiscal year (Proposal 3).

Our Board of Directors recommends that you vote FOR all of the above Proposals.
Your interest in the Company and your vote are very important to us. The enclosed proxy materials contain detailed information regarding the business that will be considered at the Annual Meeting. We encourage you to read the proxy materials and vote your shares as soon as possible. You may vote your proxy via the Internet or telephone or, if you received a paper copy of the proxy materials, by mail by completing and returning the proxy card.
On behalf of the Company, I would like to express our appreciation for your ongoing interest in GNC.
Very truly yours,
Michael G. Archbold
Chief Executive Officer

GNC HOLDINGS, INC.
NOTICE OF
2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2015

DATE AND TIME        8:00 a.m. on Tuesday, May 24, 2016
PLACE            Omni William Penn Hotel
530 William Penn Place
Pittsburgh, Pennsylvania 15219

ITEMS OF BUSINESS
(1) To elect eight directors named in these proxy materials to hold office until our 2017 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal (Proposal 1).

(2) To approve, by non-binding vote, the compensation paid to our named executive officers in 2015, as disclosed in these proxy materials (commonly known as a “say-on-pay” proposal) (Proposal 2).
(3) To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for our 2016 fiscal year (Proposal 3).
(4) To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

RECORD DATE	You are entitled to vote only if you were a stockholder of record at the close of business on March 28, 2016.

PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote online at www.proxyvote.com or via telephone by calling 1-800-690-6903, or to complete and return a proxy card (no postage is required).

REQUIRED VOTE
The affirmative vote of a majority of the votes cast by our stockholders in person or represented by proxy at the Annual Meeting is required to approve each of the Proposals described in these proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 24, 2016: As permitted by rules adopted by the Securities and Exchange Commission, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of Internet availability of proxy materials containing instructions on how to access these proxy materials and submit their respective proxy votes online. This proxy statement, our 2015 Annual Report to stockholders and the proxy card are available at www.proxyvote.com. You will need your notice of Internet availability or proxy card to access these proxy materials.

James M. Sander
April 12, 2016    Senior Vice President, Chief Legal Officer and Secretary

TABLE OF CONTENTS

PROXY STATEMENT	1
ELECTION OF DIRECTORS (PROPOSAL 1)	5
OTHER INFORMATION CONCERNING OUR BOARD	8
EXECUTIVE OFFICERS	17
ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 2)	19
COMPENSATION DISCUSSION AND ANALYSIS	20
COMPENSATION COMMITTEE REPORT	30
NAMED EXECUTIVE OFFICER COMPENSATION	31
RATIFICATION OF APPOINTMENT OF AUDITORS (PROPOSAL 3)	43
AUDIT COMMITTEE REPORT	45
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	46
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	48
STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING	49
OTHER INFORMATION	49

-i-

300 Sixth Avenue
Pittsburgh, Pennsylvania 15222

PROXY STATEMENT
2016 ANNUAL MEETING OF STOCKHOLDERS
May 24, 2016
The Board of Directors (the “Board”) of GNC Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), has prepared this document to solicit your proxy to vote upon certain matters at our 2016 annual meeting of stockholders (the “Annual Meeting”).
These proxy materials contain information regarding the Annual Meeting, to be held on Tuesday, May 24, 2016, beginning at 8:00 a.m. Eastern Time at the Omni William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania 15219, and at any adjournment or postponement thereof. As permitted by the rules adopted by the Securities and Exchange Commission (the “SEC”), rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of Internet availability of proxy materials (the “Notice”) containing instructions on how to access and review these proxy materials and submit their respective proxy votes online. If you receive the Notice and would like to receive a paper copy of these proxy materials, you should follow the instructions for requesting such materials located at www.proxyvote.com.
QUESTIONS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS
It is anticipated that we will begin mailing this proxy statement, the proxy card, our Annual Report to Stockholders for the year ended December 31, 2015 (the “Annual Report”) and the Notice, and that these proxy materials will first be made available online to our stockholders, on or about April 12, 2016. The information regarding stock ownership and other matters in this Proxy Statement is as of March 28, 2016 (the “Record Date”), unless otherwise indicated.

What may I vote on?
You may vote on the following proposals:

•
the election of eight directors to serve until our 2017 annual meeting of stockholders (the “2017 Annual Meeting”) and their respective successors have been duly elected and qualified, or their earlier resignation or removal (Proposal 1);

•	the approval, by non-binding vote, of the compensation paid to our named executive officers in 2015, as disclosed in these proxy materials (commonly known as a “say-on-pay” proposal) (Proposal 2); and

•	the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as independent auditors for our 2016 fiscal year (Proposal 3).

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF OUR DIRECTORS (PROPOSAL 1), FOR THE APPROVAL, ON AN ADVISORY BASIS, OF COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS IN 2015 (“SAY-ON-PAY”) (PROPOSAL 2), AND FOR THE RATIFICATION OF THE APPOINTMENT OF PWC AS INDEPENDENT AUDITORS (PROPOSAL 3).
Who may vote?
Stockholders of record of our Class A common stock, par value $0.001 per share (“Common Stock”), at the close of business on the Record Date are entitled to receive the Notice and these proxy materials and to vote their respective shares at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter that is properly brought before the Annual Meeting. As of the Record Date, there were 69,826,802 shares of Common Stock issued and outstanding.
How do I vote?
We encourage you to vote your shares via the Internet. How you vote will depend on how you hold your shares of Common Stock.
Stockholders of Record
If your Common Stock is registered directly in your name with our transfer agent, American Stock, Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares, and a full paper set of these proxy materials is being sent directly to you. As a stockholder of record, you have the right to vote by proxy.
You may vote by proxy in any of the following three ways:
Internet. Go to www.proxyvote.com to use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website.
Phone. Call 1-800-690-6903 using any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call.
Mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Voting by any of these methods will not affect your right to attend the Annual Meeting and vote in person. However, for those who will not be voting in person at the Annual Meeting, your final voting instructions must be received by no later than 11:59 p.m. Eastern Time on May 23, 2016.
Beneficial Owners
Most of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and the Notice is being forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote. Your broker, bank or nominee has enclosed a voting instruction form for you to use in directing the broker, bank or nominee on how to vote your shares. If you hold your shares through a New York Stock Exchange (“NYSE”) member brokerage firm, that member brokerage firm has the discretion to vote shares it holds on your behalf with respect to Proposal 3 (the ratification of PwC as independent auditors for our 2016 fiscal year), but not with respect to Proposal 1 (the election of directors) or Proposal 2 (the say-on-pay proposal), as more fully described under “What is a broker ‘non-vote’?” below.

Can I change my vote?
Yes. If you are the stockholder of record, you may revoke your proxy before it is exercised by doing any of the following:

•	voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Time on May 23, 2016;

•	timely sending a letter to us stating that your proxy is revoked;

•	signing a new proxy and timely sending it to us; or

•	attending the Annual Meeting and voting by ballot.

Beneficial owners should contact their broker, bank or nominee for instructions on changing their votes.

How many votes must be present to hold the Annual Meeting?
A “quorum” is necessary to hold the Annual Meeting. A quorum is a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting. They may be present at the Annual Meeting or represented by proxy. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum.
How many votes are needed to approve the proposals?
At the Annual Meeting, a “FOR” vote by a majority of votes cast is required for each of the proposals described in this proxy statement, including Proposal 1 (the election of directors), Proposal 2 (the say-on-pay proposal), and Proposal 3 (the ratification of PwC as independent auditors for our 2016 fiscal year).
For each Proposal, a “FOR” vote by a “majority of votes cast” means that the number of shares voted “FOR” exceeds the number of shares voted “AGAINST.”

What is an abstention?
An abstention is a properly signed proxy card that is marked “ABSTAIN.” Abstentions do not constitute votes “FOR” or votes “AGAINST” any of the Proposals and, therefore, will have no effect on the outcome of any of those Proposals.
What is a broker “non-vote?”
A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received timely instructions from the beneficial owner. Under current applicable rules, Proposal 3 (the ratification of PwC as independent auditors for our 2016 fiscal year) is a “discretionary” item upon which NYSE member brokerage firms that hold shares as nominee may vote on behalf of the beneficial owners if such beneficial owners have not furnished voting instructions by the tenth day before the Annual Meeting.

However, NYSE member brokerage firms that hold shares as a nominee may not vote on behalf of the beneficial owners on Proposal 1 (the election of directors) or Proposal 2 (the say-on-pay proposal) unless you provide voting instructions. Therefore, if a NYSE member brokerage firm holds your Common Stock as a nominee, please instruct your broker how to vote your Common Stock on each of these proposals. This will ensure that your shares are counted with respect to each of these proposals. Broker “non-votes” do not constitute votes “FOR” or votes “AGAINST” and therefore will have no effect on the outcome of any of the proposals.
Will any other matters be acted on at the Annual Meeting?
If any other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy will have discretion to vote on those matters. As of December 10, 2015, the date by which any proposal for consideration at the Annual Meeting submitted by a stockholder must have been received by us to be presented at the Annual Meeting, and as of the date of these proxy materials, we did not know of any other matters to be presented at the Annual Meeting.
Who pays for this proxy solicitation?
We will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by our directors or associates for no additional compensation. We will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing these proxy materials to the beneficial owners of Common Stock held of record by such persons.
Whom should I call with other questions?
If you have additional questions about these proxy materials or the Annual Meeting, please contact: GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania, 15222, Attention: James M. Sander Telephone: (412) 288-4600.

ELECTION OF DIRECTORS
(PROPOSAL 1)
The Board proposes that each of the eight director nominees described below (the “Nominees”), who currently are members of our Board, be re-elected for a one-year term expiring at our 2017 Annual Meeting and until the due election and qualification of his or her successor, or until his or her earlier resignation or removal. One of our current directors, C. Scott O’Hara, will not stand for re-election, and the Board had elected to decrease its size to eight directors, effective upon the 2016 Annual Meeting.
All of the Nominees have indicated their willingness to serve if elected. If, at the time of the meeting, any Nominee is unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other nominee as the Board may designate, or the Board may elect to decrease the size of the Board.
Set forth below is information concerning each Nominee, and the key experience, qualifications and skills he or she brings to the Board.
Recommendation
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES AS DIRECTORS.
The Nominees
Michael G. Archbold, 55, became our Chief Executive Officer and one of our directors in August 2014. He previously served as Chief Executive Officer of The Talbots Inc. from August 2012 until June 2013. Prior to that, Mr. Archbold was the President and Chief Operating Officer of Vitamin Shoppe, Inc. a nutritional products retailer (“Vitamin Shoppe”), from April 2011 until June 2012, having served as its Executive Vice President, Chief Operating Officer, and Chief Financial Officer since April 2007. Mr. Archbold served as Executive Vice President / Chief Financial and Administrative Officer of Saks Fifth Avenue, a luxury retailer, from 2005 to 2007 and, prior to that, as Chief Financial Officer for AutoZone, Inc., a leading auto parts retailer (“AutoZone”). He currently serves as a director of Express, Inc., where he is a member of the audit committee, and previously served as a director of Borders Group, Inc.
Jeffrey P. Berger, 66, became one of our directors in March 2011. Mr. Berger currently is a private investor. From 2008 until April 2013, Mr. Berger served as a consultant to H. J. Heinz Company, a leading producer and marketer of healthy and convenient foods (“Heinz”). From 2007 to 2008, Mr. Berger was the Chairman of Global Foodservice of Heinz. From 2005 to 2007, Mr. Berger was the Executive Vice President, President and Chief Executive Officer of Heinz Foodservice. From 1994 to 2005, Mr. Berger was President and Chief Executive Officer of Heinz North America Foodservice. Mr. Berger currently serves on the board of directors of Big Lots, Inc., a discount retailer (“Big Lots”), for which he chairs the nominating/corporate governance committee and serves as a member of the compensation committee. Mr. Berger’s years of experience as an executive officer at Heinz, in addition to his public company board experience, led to the conclusion that he should serve as a director on the Board.
Alan D. Feldman, 64, became one of our directors in June 2013. Mr. Feldman most recently served as Chairman, President and Chief Executive Officer of Midas, Inc., a provider of retail automotive services, from May 2006 until its merger with TBC Corporation in May 2012 and as its President and CEO from January 2003 until May 2006. From 1994 through 2002, Mr. Feldman held senior management posts at McDonald’s Corporation and, prior to that, with the Pizza Hut and Frito-Lay units of PepsiCo, Inc. Mr. Feldman also currently serves on the board of directors of Foot Locker, Inc. and of John Bean Technologies Corporation. Mr. Feldman’s recognized leadership skills and years of broad-based experience in independent, franchised retail operations, brand management and customer relations led to the conclusion that he should serve as a director on the Board.

Michael F. Hines, 60, became one of our directors in November 2009. He was appointed Chairman of our Board in August 2014, and prior to that, served as our Lead Independent Director since July 2012. Mr. Hines was the Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from 1995 to March 2007. From 1990 to 1995, he held management positions with Staples, Inc., most recently as Vice President, Finance. Earlier, he spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche, LLP in Boston. Mr. Hines serves on the board of directors of The TJX Companies, Inc., a retailer of apparel and home fashions (“TJX”), and is the chair of its audit committee and a member of its finance committee. He also serves on the board of directors of Dunkin Brands Group, Inc., the parent company of Dunkin’ Donuts and Baskin-Robbins, for which he chairs the audit committee and is a member of the nominating and corporate governance committee. Mr. Hines’s experience as a financial executive and certified public accountant, coupled with his extensive knowledge of financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of large retailers, led to the conclusion that he should serve as a director on the Board.
Amy B. Lane, 63, became one of our directors in June 2011. Ms. Lane was a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc., an investment bank, from 1997 until her retirement in 2002. Ms. Lane previously served as a Managing Director at Salomon Brothers, Inc., an investment bank, where she founded and led the retail industry investment banking unit. Ms. Lane serves on the board of directors of TJX, and is the chair of its finance committee and a member of its audit and executive committees. Additionally, she serves on the board of directors of Nextera Energy, Inc., an electric utility holding company for which she is a member of the compensation and finance committees, and on the board of directors of Urban Edge Properties, a REIT spun off from Vornado Realty Trust, for which she is a member of the audit committee and chair of the compensation committee. Ms. Lane’s experience as the leader of two investment banking practices covering the global retailing industry has given her substantial experience with financial services, capital markets, finance and accounting, capital structure, acquisitions and divestitures in the retail industry as well as management, leadership and strategy, which led to the conclusion that she should serve as a director on the Board.
Philip E. Mallott, 58, became one of our directors in July 2012. Mr. Mallott retired as Vice President, Finance and Chief Financial Officer of Intimate Brands, Inc., a clothing retailer and former subsidiary of Limited Brands, Inc., and is currently a director of Big Lots, for which he serves as non-executive chair and as the chair of the audit committee. He most recently provided retail stock research as an independent consultant to Westminster Research Associates LLC and, prior to that, as an analyst for Coker & Palmer, Inc. Mr. Mallott previously served as a director of Tween Brands, Inc. from 2000 to 2009. Mr. Mallott’s experience as a certified public accountant, his service on the boards of other public companies and charitable organizations, and his experience in leadership roles with other retailers led to the conclusion that he should serve as a director on the Board.
Robert F. Moran, 65, became one of our directors in June 2013. Mr. Moran most recently served as Chairman and Chief Executive Officer of PetSmart, Inc., a leading specialty provider of pet products, services and solutions (“PetSmart”), from February 2009 to June 2013. Prior to being appointed Chairman, Mr. Moran was PetSmart’s President and Chief Executive Officer from June 2009 to January 2012 and its President and Chief Operating Officer from December 2001 to June 2009. Before joining PetSmart in 1999, Mr. Moran was president of Toys “R” Us Canada. Mr. Moran served on the boards of directors of Collective Brands, Inc. from March 2005 to October 2012 and of PetSmart from September 2009 to June 2013. He currently serves on the boards of directors of Hanesbrands, Inc. and the USA Track & Field Foundation. Mr. Moran’s more than 30 years of executive leadership experience, both domestically and internationally, and extensive retail experience and expertise led to the conclusion that he should serve as a director on the Board.

Richard J. Wallace, 64, became one of our directors in July 2010. Mr. Wallace served as a Senior Vice President for Research and Development at GlaxoSmithKline, a global pharmaceutical company (“GSK”), from 2004 until his retirement in 2008. Prior to that, he served in various executive capacities for GSK and its predecessor companies and their subsidiaries from 1992 to 2004. Mr. Wallace is also a director of ImmunoGen, Inc. and served as a director of Clinical Data Inc. from September 2007 to April 2011. Mr. Wallace’s years of experience at several large pharmaceutical and consumer products companies and his significant corporate governance experience through his service on the boards of directors of other companies led to the conclusion that he should serve as a director on the Board.
The affirmative vote of the holders of a majority of the votes cast by our stockholders in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this Proposal 1.

OTHER INFORMATION CONCERNING OUR BOARD
Board Composition
The Board is currently composed of Michael G. Archbold, Jeffrey P. Berger, Alan D. Feldman, Michael F. Hines, Amy B. Lane, Philip E. Mallott, Robert F. Moran, C. Scott O’Hara and Richard J. Wallace.
The Board has adopted Corporate Governance Guidelines, which are available on the Corporate Governance page of the Investor Relations section of our website located at www.gnc.com and will be provided to any stockholder free of charge upon request.
Board Meetings in 2015
The Board held 10 meetings during our fiscal year ended December 31, 2015.
Director Attendance
During our fiscal year ended December 31, 2015, each of our directors attended at least 75% of the total number of meetings of the Board and committees on which he or she served. We encourage, but do not require, our directors to attend our annual meetings of stockholders. All of our current directors who were serving on the Board at the time of our 2015 Annual Meeting attended the meeting.
Director Independence
Our Common Stock has been listed for trading on the NYSE under the symbol “GNC” since March 31, 2011. The Board, upon the findings of the Nominating Committee, has determined that each of Ms. Lane and Messrs. Berger, Feldman, Hines, Mallott, Moran, O’Hara and Wallace is “independent” within the meaning of Rule 303A.02 of the NYSE Listed Company Manual, and no family relationships exist among such Nominees and any of our executive officers.
Leadership Structure
In July 2012, the Board adopted guidelines that provide the Board with the discretion and flexibility to decide if the roles of the Chief Executive Officer and Chairperson of the Board are to be separate or combined. Currently, the roles are separate, with Mr. Archbold serving as Chief Executive Officer and Mr. Hines, an independent director, serving as Chairman of the Board.
Risk Oversight
The Board plays an active role in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee and Finance Committee each have responsibilities related to the oversight of management of financial risks. The Compensation and Organizational Development Committee of the Board (the “Compensation Committee”) is responsible for overseeing the management of risks relating to our executive compensation policies and arrangements. The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) is responsible for managing risks relating to our director compensation policies and arrangements, the independence of the Board and other corporate governance matters. While each of the Committees is responsible for evaluating certain risks and overseeing the management of such risks, the Board as a whole is regularly informed of the conclusions of such evaluations through reports of the Committees.

Board Committees
Each of the following Committees is a standing committee of the Board. The Board has adopted written charters for the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating Committee, each of which is available on the Corporate Governance page of the Investor Relations section of our website located at www.gnc.com and will be provided to any stockholder free of charge upon request. Further, each member of the Audit Committee, Compensation Committee, Finance Committee and Nominating Committee has been determined by the Board to be independent under the NYSE’s current listed company standards.
Audit Committee
The Audit Committee, which held eight meetings during our fiscal year ended December 31, 2015, currently consists of Jeffrey P. Berger, Michael F. Hines, C. Scott O’Hara and Philip E. Mallott, who acts as its chair. The Board has determined that each of Messrs. Berger, Hines and Mallott qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and has the attributes set forth in such section.
The principal duties and responsibilities of the Audit Committee are to:

•	monitor our financial reporting process and internal control system;

•	appoint and replace our independent registered public accounting firm from time to time, determine its compensation and other terms of engagement and oversee its work;

•	oversee our audit and financial statements and related disclosures;

•	oversee the performance of our internal audit function; and

•	oversee our compliance with legal, ethical and regulatory matters.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.
Compensation and Organizational Development Committee
The Compensation Committee, which held seven meetings during our fiscal year ended December 31, 2015, currently consists of Amy B. Lane, Philip E. Mallott, Robert F. Moran and Richard J. Wallace, who acts as its chair.
The principal duties and responsibilities of the Compensation Committee are to:

•	oversee the development and implementation of our executive compensation policies and objectives;

•	determine the structure of our executive compensation packages generally;

•	determine the annual compensation paid to each of our senior executives;

•	evaluate the performance of our Chief Executive Officer;

•	determine stock ownership guidelines for the Company’s directors and executives and monitor compliance with those guidelines;

•	review potential risk to the Company from its compensation policies and program, including incentive compensation plans;

•
review and recommend to the Board for approval the frequency with which the Company will conduct stockholder advisory votes on executive compensation, taking into account the results of the most recent stockholder advisory vote;

•	work with the Company’s Chief Executive Officer to develop succession plans for the Company and development initiatives for our senior executives; and

•	review and evaluate the implementation and effectiveness of such succession plans and development initiatives.

Compensation Committee Interlocks and Insider Participation. For our fiscal year ended December 31, 2015, (i) no member of the Compensation Committee has (a) served as one of our officers or employees or (b) had any relationship requiring disclosure under Item 404 of Regulation S-K, and (ii) none of our executive officers served as a director or member of the compensation committee of another entity whose executive officers served on the Board or the Compensation Committee.
Finance Committee
The Finance Committee, which held five meetings during our fiscal year ended December 31, 2015, currently consists of Alan D. Feldman, Robert F. Moran and Amy B. Lane, who acts as its chair.
The principal duties and responsibilities of the Finance Committee are to:

•
review and make recommendations to the Board with respect to the Company’s financial condition and long-range financial plans and strategies, including as they relate to the management of financial risk;

•
review and make recommendations to the Board with respect to the Company’s capital structure and the principal terms and conditions of significant proposed borrowings and issuances of debt or equity securities by the Company and its subsidiaries;

•	review and make recommendations to the Board with regard to the Company’s proposed dividend policies and the repurchase or redemption of Company securities;
•review and oversee the Company’s investment and cash management policies;
•review and oversee the Company’s foreign currency exchange and other hedging policies;

•	review and make recommendations to the Board with respect to capital investment criteria, capital expenditures and annual lease commitments for the Company;

•	review and make recommendations to the Board with respect to the Company’s insurance and self-insurance programs (including directors’ and officers’ liability policies);

•
review and make recommendations to the Board with respect to the Company’s defense profile, strategies and plans for significant mergers, acquisitions, divestitures, joint ventures and other investments and strategic plans; and

•	review the Company’s stock ownership profile and the performance of the Company’s Common Stock.
Nominating and Corporate Governance Committee
The Nominating Committee, which held four meetings during our fiscal year ended December 31, 2015, currently consists of Alan D. Feldman, C. Scott O’Hara, Richard J. Wallace and Jeffrey P. Berger, who acts as its chair.
The principal duties and responsibilities of the Nominating Committee are as follows:

•	to establish criteria for board and committee membership and recommend to the Board proposed nominees for election to the Board and for membership on committees of the Board;

•	to make recommendations to the Board regarding board governance matters and practices; and

•	to determine the structure and oversee the development and implementation of our director compensation policies and objectives.

Director Qualifications; Nominating Committee Process. The Nominating Committee’s policy is to identify potential director nominees from any properly submitted nominations, including any properly submitted nominations from our stockholders, and subsequently evaluate each potential nominee. Stockholders may nominate director candidates for consideration by the Nominating Committee as set forth below.
To be timely for consideration by the Nominating Committee, notice of a proposed nomination must be delivered to or mailed and received at the Company’s principal executive offices not earlier than 120 days nor fewer than 90 days in advance of the date on which the Company first mailed its proxy materials for the previous year’s annual meeting of its stockholders; provided, however, that if the date of the annual meeting is more than 30 days prior to or delayed by more than 70 days after the anniversary of the preceding year’s annual meeting, the nomination must be received not earlier than the 120th day prior to the date of such annual meeting nor later than the later of (i) the 90th day prior to the date of such annual meeting or (ii) the 10th day following the day on which public announcement of such meeting date is first made.
In addition to information regarding the nominating stockholder as set forth in the Company’s amended and restated by-laws, such stockholder’s notice must set forth as to each individual whom the stockholder proposes to nominate for election or reelection as a director:

•	the name, age, business address and residence address of such individual;

•	the class, series and number of any shares of stock of the Company that are beneficially owned by such individual;

•	the date such shares were acquired and the investment intent of such acquisition;

•
whether such stockholder believes any such individual is, or is not, “independent” as set forth in the requirements established by NYSE or any other exchange or automated quotation service on which the Company’s securities are listed, and information regarding such individual that is sufficient, in the discretion of the Board or any committee thereof or any authorized officer of the Company, to make either such determination; and

•
all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder.

Any such submission must be accompanied by the written consent of the individual whom the stockholder proposes to nominate to being named in the proxy statement as a nominee and to serving as a director if elected.
The Nominating Committee may, but is not required to, consider nominations not properly submitted in accordance with the Company’s Corporate Governance Guidelines, and the Committee may request further information and documentation from any proposed nominee or from any stockholder proposing a nominee. All nominees properly submitted to the Company (or which the Nominating Committee otherwise elects to consider) will be evaluated and considered by members of the Nominating Committee using the same criteria as nominees identified by the Nominating Committee itself.
In evaluating the suitability of individual candidates (both new candidates and current Board members), in recommending candidates for election, and in approving (and, in the case of vacancies, appointing) such candidates, the Nominating Committee considers, in addition to such other factors as it shall deem relevant, the desirability of selecting directors who:

•	are of high character and possess fundamental qualities of intelligence, honesty, good judgment, integrity, fairness and responsibility;

•	have the ability to make independent analytical inquiries and possess a general understanding of marketing, finance, and other elements relevant to the success of a publicly traded company;

•	are accomplished in their respective fields, with superior credentials and recognition;

•	understand our business on a technical level and have relevant expertise and experience upon which to be able to offer advice and guidance to management;

•	have sufficient time available to devote to the affairs of our Company;

•	are able to work with the other members of the Board and contribute to our success;

•	can represent the long-term interests of our stockholders as a whole; and

•	are selected such that the Board represents a range of backgrounds and experience.

The Nominating Committee conducts the appropriate and necessary inquiries (as determined by the Nominating Committee) with respect to the backgrounds and qualifications of any potential nominees, without regard to whether a potential nominee has been recommended by our stockholders, and, upon consideration of all relevant factors and circumstances, recommends to the Board for its approval the slate of director nominees to be nominated for election at our annual meeting of stockholders. The Nominating Committee considers potential nominees without regard to race, color, creed, religion, national origin, age, gender, sexual orientation or disability. The Nominating Committee has not adopted a formal policy with respect to diversity.

Director Compensation
The following table presents information regarding the compensation of our non-employee directors with respect to our fiscal year ended December 31, 2015 and should be read in conjunction with “Narrative to the Director Compensation Table” below. No director who is or was at any time during 2015 an employee of the Company receives or has ever received any compensation for serving on the Board. Compensation for Mr. Archbold, the only member of our Board who is also an employee of the Company, is discussed under “Compensation Discussion and Analysis” and “Named Executive Officer Compensation” below.

	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
Name	($)	($)(1)(2)	($)	($)

Jeffrey Berger	111,875 (3)	110,000	—	221,875
Alan Feldman	97,500 (4)	110,000	—	207,500
Michael Hines	192,273 (5)	110,000	—	302,273
Amy Lane	110,000 (6)	110,000	—	220,000
Philip Mallott	116,875 (7)	110,000	—	226,875
Robert Moran	97,500 (8)	110,000	—	207,500
Scott O’Hara	100,000 (9)	110,000	—	210,000
Richard Wallace	111,875 (10)	110,000	—	221,875

(1)
Reflects the approximate aggregate grant date fair value of the 2015 annual restricted stock awards (or restricted stock unit awards, as the case may be for directors electing to defer receipt under the Non-Qualified Deferred Compensation Plan that we maintain for our non-employee directors) granted to each of the directors computed in accordance with FASB ASC Topic 718. The 2015 annual awards were granted on May 21, 2015, had an approximate aggregate grant date fair value of $110,000 for each director and will vest on the first anniversary of the grant date, provided the director has remained in service until the vesting date.

(2)	The table below sets forth the number of stock awards and the exercisable and unexercisable stock options held by the listed directors as of December 31, 2015.

		Option Awards Outstanding

Name	Stock Awards Outstanding	Exercisable	Unexercisable

Jeffrey Berger	2,423	14,000	7,000

Alan Feldman	2,423	—	—

Michael Hines	2,423	36,920	—

Amy Lane	2,423	23,500	7,000

Philip Mallott	2,423	—	—

Robert Moran	2,423	—	—

Scott O’Hara	2,423	—	—

Richard Wallace	2,423	35,000	—

(3)
Reflects aggregate annual retainers paid to Mr. Berger, including $77,500 for his service as a director, $11,875 for his service as Chairperson of the Nominating Committee, $10,000 for his service as a member of the Nominating Committee and $12,500 for his service as a member of the Audit Committee.

(4)
Reflects aggregate annual retainers to which Mr. Feldman is entitled, including $77,500 for his service as a director, $10,000 for his service as a member of the Nominating Committee and $10,000 for his service as a member of the Finance Committee.

(5)
Reflects aggregate annual retainers paid to Mr. Hines, including of $77,500 for his service as a director, $12,500 for his service as a member of the Audit Committee and $102,273 for his service as Chairman.

(6)
Reflects aggregate annual retainers paid to Ms. Lane, including $77,500 for her service as a director, $10,000 for her service as a member of the Compensation Committee, $12,500 for her service as Chairperson of the Finance Committee and $10,000 for her service as a member of the Finance Committee.

(7)
Reflects aggregate annual retainers paid to Mr. Mallott, including $77,500 for his service as a director, $12,500 for his service as a member of the Audit Committee, $16,875 for his service as Chairperson of the Audit Committee and $10,000 for his service as a member of the Compensation Committee.

(8)
Reflects aggregate annual retainers earned by Mr. Moran, including $77,500 for his service as a director, $10,000 for his service on the Compensation Committee and $10,000 for his service as a member of the Finance Committee. Mr. Moran elected to defer receipt of 50% of such amounts pursuant to the Non-Qualified Deferred Compensation Plan that we maintain for our non-employee directors.

(9)
Reflects aggregate annual retainers paid to Mr. O’Hara, including $77,500 for his service as a director, $12,500 for his service as a member of the Audit Committee and $10,000 for his service as a member of the Nominating Committee.

(10)
Reflects aggregate annual retainers paid to Mr. Wallace including $77,500 for his service as a director, $14,375 for his service as Chairperson of the Compensation Committee, $10,000 for his service as a member of the Compensation Committee and $10,000 for his service as a member of the Nominating Committee.

Narrative to the Director Compensation Table. In July 2013, based in part on recommendations of Hay Group, we adopted a director compensation policy (the “Director Compensation Policy”) pursuant to which each non-employee director is entitled to receive an annual cash retainer for his or her service as a member of our Board, as well as additional cash retainers for his or her service as a member or Chairperson of one of the various Committees of the Board, and an annual equity award. The Board believes that payments of retainer fees provide an appropriate balance of incentives for active participation and ease of administration, while the grant of annual equity awards align the long-term financial interests of our directors and our stockholders. Specifically, each of our directors currently is entitled to (i) an annual cash retainer for his or her Board service of $80,000, (ii) an incremental annual cash retainer of $17,500, $15,000, $12,500 or $12,500 for service as Chairperson of the Audit Committee, Compensation Committee, Finance Committee or Nominating Committee, respectively, (iii) an incremental annual cash retainer of $12,500 to the extent he or she otherwise serves as a member of the Audit Committee, or $10,000 to the extent he or she otherwise serves as a member of the Compensation Committee, Finance Committee and/or Nominating Committee, and (iv) $110,000 in annual equity awards.
In August 2014, the Board appointed Mr. Hines, who previously served as Lead Independent Director, to serve as Chairman of the Board and, in connection therewith, provided for Mr. Hines to receive an incremental cash retainer of $100,000 for his service as such through May 2015, following which, the Board determined in consultation with its independent compensation consultant that the Chairman is entitled to receive an annual, incremental cash retainer of $100,000 for his or her service as such.
The annual cash retainers paid to our non-employee directors under the Director Compensation Policy are generally paid in four equal quarterly installments every March, June, September and December.

We also maintain a deferred compensation plan under which our non-employee directors may elect to defer all or a portion of their cash fees or restricted stock retainers until the earliest of separation from the Board, death, a specified future date or a change in control of the Company. Annual stock retainers are deferred in the form of RSUs with identical vesting schedules to the shares of restricted stock.
Director Stock Ownership Guidelines. We believe that, to align the interests of our non-employee directors with our stockholders, our directors should hold a financial stake in the Company. The Board adopted a policy in December 2011 requiring each of our non-employee directors to own stock in the Company equal to a minimum of five times such director’s annual cash retainer for service on the Board (the “Director Stock Ownership Guidelines”). Our directors have five years from the date of adoption of the Director Stock Ownership Guidelines or, with respect to newly elected directors, five years from the date of their election, to comply with the Director Stock Ownership Guidelines, and should retain at least 50% of all after-tax shares owned by or underlying equity awards granted to them (other than those granted on or prior to December 11, 2012) until the ownership thresholds are met. The Nominating Committee will evaluate whether exceptions should be made for any director on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Nominating Committee. For the purposes of the Director Stock Ownership Guidelines, stock includes (i) directly held shares of our Common Stock, (ii) shares of unvested restricted stock and unvested restricted stock units (other than unvested shares of performance-vested restricted stock or unvested performance-vested restricted stock units) and (iii) vested shares of Common Stock allocated to the account of a non-employee director who was formerly an employee of the Company under any plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.
Code of Ethics
We have adopted a Code of Ethics applicable to our Chief Executive Officer and senior financial officers and a Code of Business Conduct and Ethics that is applicable to all employees. Each document is available on the Corporate Governance page of the Investor Relations section of our website located at www.gnc.com and will be provided to any stockholder free of charge upon request. Any amendments to or waivers from our Code of Ethics with respect to our Chief Executive Officer and senior financial officers will also be disclosed on our website. Employees generally receive annual training with respect to the expectations specified in the Code of Business Conduct and Ethics, and acknowledge that they understand their responsibilities and will comply with all aspects of the Code of Business Conduct and Ethics.
Certain Relationships and Related Party Transaction
We recognize that transactions between the Company and related persons present a potential for actual or perceived conflicts of interest. Our general policies with respect to such transactions are included in our Code of Business Conduct and Ethics. All employees are required to follow the Code of Business Conduct and Ethics, and the Audit Committee of the Board, along with Corporate Compliance staff led by our Chief Legal Officer, oversee our Code of Business Conduct and Ethics. Although we have not adopted formal procedures for the review, approval or ratification of transactions with related persons, the Board reviews potential transactions with those parties we have identified as related parties prior to the consummation of the transaction, and we adhere to the general policy that such transactions should only be entered into if they are approved by the Board, in accordance with applicable law, and on terms that, on the whole, are no more or less favorable than those available from unaffiliated third parties.
In 2015, we did not participate in any transactions involving an amount in excess of $120,000 in which any related person (as defined in Instruction 1 to Item 404 (a) of Regulation S-K) has or will have a direct or indirect material interest.

Communications from Stockholders and Other Interested Parties
The Board welcomes communications from our stockholders and other interested parties. Stockholders and other interested parties wishing to communicate with the Board, our non-management directors or any particular director may send such communications to the following address: GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania, 15222, Attention: Secretary. Such communications should indicate clearly the director or directors to whom the communication is being sent so that each communication may be forwarded directly to the appropriate director(s).

EXECUTIVE OFFICERS
Set forth below is information concerning our current executive officers.

Name	Age	Position
Michael G. Archbold	55	Chief Executive Officer
Michael D. Dzura	61	Executive Vice President, Operations
Jeffrey R. Hennion	49	Executive Vice President, Chief Marketing and e-Commerce Officer
Jay R. Kent	55	Senior Vice President, Distribution and Manufacturing
Timothy A. Mantel	45	Executive Vice President and Chief Merchandising Officer
Guru Ramanathan	53	Senior Vice President and Chief Innovation Officer
James M. Sander	59	Senior Vice President, Chief Legal Officer and Secretary
Tricia K. Tolivar	47	Executive Vice President and Chief Financial Officer
Daisy L. Vanderlinde	64	Chief Human Resources Officer

The biography for Mr. Archbold is set forth above under “Election of Directors (Proposal 1).”
Michael D. Dzura became our Executive Vice President, Operations in February 2015, having most recently served as Senior Vice President of Store Operations for GameStop Corp., a video game, consumer electronics and wireless services retailer, from 2007 to 2013. Prior to that, he served as Chief Operating Officer of Brinker International, Chili’s Grill and Bar from 2005 to 2007. From 1991 to 2005, he held a series of executive positions at Yum Brands, Inc. Mr. Dzura is a graduate of Duquesne University and received his MBA from Fordham University.
Jeffrey R. Hennion became our Executive Vice President, Chief Marketing and e-Commerce Officer in September 2014, having previously served as our Executive Vice President and Chief Marketing Officer from July 2011 to October 2012 and as our Executive Vice President and Chief Branding Officer from January 2011 to July 2011. Mr. Hennion was the President and Chief Financial Officer of Branding Brand, a privately-held provider of mobile commerce strategies to retailers, from October 2012 to September 2014 and previously spent 10 years at Dick's Sporting Goods, a sporting goods retailer, including as Executive Vice President and Chief Marketing Officer from January 2005 to September 2010 and as Senior Vice President - Strategic Planning from 2004 to 2005. From 2002 to 2004, Mr. Hennion was Vice President - Finance at Dick’s Sporting Goods, during the time of the company's initial public offering, and from 2000 to 2002, he was Vice President and Treasurer. Prior to his tenure at Dick’s Sporting Goods, Mr. Hennion spent 11 years in a variety of finance roles at Alcoa Inc. Mr. Hennion has a BA in Economics from Northwestern University and an MBA in Finance, graduating with highest honors, from Duquesne University. He currently serves as a director of Briggs & Stratton Corporation, where he is a member of the compensation committee and the nominating and governance committee.
Jay Kent became our Senior Vice President, Distribution and Manufacturing in March 2015, having previously served as our Senior Vice President, Distribution and Transportation since October 2012. Mr. Kent previously served as Executive Vice President, Supply Chain for Systemax Inc./Tiger Direct, a retailer of industrial, material handling and supplies, personal computers, notebook computers, technology supplies, consumer electronics and computer-related accessories, from September 2010 to October 2012 and, prior to that, held a series of senior executive roles with Kohl’s Department Stores and Linens ‘N Things since 1994. Mr. Kent is a graduate of Ripon College.
Timothy Mantel became our Executive Vice President and Chief Merchandising Officer in February 2016, following a 21-year career with Target Corporation (“Target”), having most recently served as Senior Vice President, Household Essentials and Food for Target from May 2014 to January 2015. Prior to that, he served as President of Target’s Sourcing Services from 2010 to May 2014 and in a series of other executive positions at Target from 2007 to 2014. Mr. Mantel is a graduate of the University of Wisconsin, Madison.

Guru Ramanathan, Ph.D., joined our Company in 1998 and became our Senior Vice President and Chief Innovation Officer in December 2009 having previously served as Senior Vice President of Product and Package Innovation since February 2008 and Senior Vice President of Scientific Affairs since April 2007. He served as Vice President of Scientific Affairs from December 2003 to April 2007. Prior to joining the Company, Dr. Ramanathan worked as Medical Director and Secretary for the Efamol subsidiary of Scotia Pharmaceuticals in Boston and, in his capacity as a pediatric dentist and dental surgeon, held various industry consulting and management roles, as well as clinical, research and teaching appointments in Madras, India, and Tufts University and New England Medical Center in Boston, Massachusetts. Dr. Ramanathan earned his Ph.D. in Innovation Management from Tufts University and his MBA from Duke University’s Fuqua School of Business.
James M. Sander became our Senior Vice President, Chief Legal Officer and Secretary in November 2014, having previously served as a member of our Legal Department from October 1988 to August 2005, including as our Senior Vice President - Law, Chief Legal Officer and Secretary from February 1993 to August 2005. Mr. Sander was in private practice with the law firm of Holsworth Sander and Associates, PC from April 2013 to November 2014. Prior to that, he served as Vice President, General Counsel and Secretary for Vitamin Shoppe from November 2008 to April 2013 and as Senior Vice President, General Counsel and Secretary for Sharper Image Corporation from July 2007 to July 2008. Mr. Sander is a graduate of Grove City College and received his J.D. from Duquesne University School of Law.
Tricia K. Tolivar became our Executive Vice President and Chief Financial Officer in March 2015, having previously served in leadership positions with Ernst & Young, LLP from October 2007 to February 2015, including most recently as Americas Director of Finance, Advisory, with responsibility for the leadership of finance, accounting and operations of a $3 billion client service organization in North and South America. Ms. Tolivar previously served as Chief Financial Officer of the Greater Memphis Arts Council from January 2006 to December 2008 and in a series of executive leadership positions with AutoZone from 1996 to 2005. She is a graduate of Emory University.
Daisy L. Vanderlinde became our Chief Human Resources Officer in September 2014 with over 30 years of experience in human resources management, having previously served from October 2005 to August 2011 as Executive Vice President of Human Resources for Office Depot, Inc., a global supplier of office products and services, where she lead a team of over 300 human resource professionals globally. Prior to that, Ms. Vanderlinde was the Senior Vice President for Human Resources and Loss Prevention for AutoZone from 2002 to 2005 and its Senior Vice President-Human Resources from 2001 to 2002, and also previously served as Vice President - Human Resources for Tractor Supply Company and Vice President-Human Resources for Marshalls, Inc. She is a graduate of The Ohio State University.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(PROPOSAL 2)
In accordance with Section 14A of the Exchange Act, we are providing our stockholders the opportunity to cast a non-binding advisory vote to approve the compensation of our Named Executive Officers. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our Named Executive Officers. Our Board recommended, and the stockholders approved at our 2012 annual meeting of stockholders, that such advisory vote would be conducted on an annual basis.
As described in the “Compensation Discussion and Analysis” section of this proxy statement, the primary objectives of our executive compensation program are to (i) align cash and stock-based rewards with individual performance that created stockholder value, (ii) attract and retain high quality employees, (iii) build an ownership mentality among our key employees and (iv) provide cost effective cash and stock-based rewards that are competitive with other organizations and fair to our stockholders and employees. The foregoing objectives are applicable to the compensation of our Named Executive Officers.
We believe that our executive compensation program achieves these objectives by emphasizing long-term stock-based incentive awards and performance-based compensation, is appropriate in light of our overall compensation philosophy and objectives, and will play an essential role in our future success.
Therefore, the Board recommends a vote in favor of the following resolution:
“RESOLVED, that the compensation paid to the Company’s Named Executive Officers for fiscal year ended December 31, 2015, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
As an advisory vote, this proposal is not binding upon us. Notwithstanding the advisory nature of this vote, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
The affirmative vote of the holders of a majority of the votes cast by our stockholders in person or represented by proxy and entitled to vote is required to approve this Proposal 2.
Recommendation
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR THE COMPANY’S FISCAL YEAR ENDED DECEMBER 31, 2015, AS DISCLOSED IN THESE PROXY MATERIALS.

COMPENSATION DISCUSSION AND ANALYSIS
This section discusses the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers who were serving as such on December 31, 2015. These individuals are referred to collectively as the “Named Executive Officers.”
For 2015, the Named Executive Officers were:

Name	Title

Michael G. Archbold	Chief Executive Officer

Tricia K. Tolivar	Chief Financial Officer

Michael D. Dzura	Executive Vice President, Operations

Jeffrey R. Hennion	Executive Vice President, Chief Marketing and e-Commerce Officer

Guru Ramanathan	Senior Vice President and Chief Innovation Officer

Executive Summary
In 2015, we continued to focus on growing our domestic, international and e-commerce business and leveraging the GNC brand. While our business remains profitable and recognizes strong cash flow, we continued to face ongoing and significant challenges to our strategy and our business during 2015, including increased competition and year-over-year declines in same store sales.
Historically, our executive compensation program has been structured to generate and reward superior company performance by establishing compensation packages under which variable, or incentive, compensation is weighted more heavily than base salary. We have established compensation programs to motivate our executives to focus on both our short- and long-term performance by providing a mix of short- and long-term incentive compensation in the form of annual cash incentive compensation and long-term equity-based incentive compensation. We believe that this approach aligns the incentives of our executives with the interests of our stockholders.
Long-term Incentive Compensation. We maintain a long-term incentive program that principally utilizes “full-value” awards, such as restricted stock, restricted stock units (“RSUs”) and performance shares (“PSUs”), in some cases in combination with stock options. We believe that our long-term incentive program cultivates an ownership mentality among our executives that serves to focus management on achieving our strategic and financial objectives, thereby more closely aligning the interests of our executives with the long-term interests of our stockholders. In February 2015, our executives, including our Named Executive Officers serving in that capacity at the time, received long-term incentive grants for 2015 that were comprised entirely of restricted stock (50%) and performance-vested restricted stock (50%). In connection with the commencement of employment by the Company in 2015, Mr. Dzura and Ms. Tolivar each received a long-term incentive grant comprised 50% of RSUs and 50% of PSUs. For more information, see “ - Elements of Compensation - Long-Term Incentive Compensation” below.

Annual Cash Incentive Compensation. For 2015, we approved an annual cash incentive compensation program for our executives based upon two performance metrics: earnings before interest and taxes (“EBIT”) (weighted 75%) and revenue (weighted 25%). We believed that these criteria would incentivize our executives to focus on multiple performance drivers throughout our business. The Company’s performance for 2015 resulted in payouts for our Named Executive Officers that were below target. For more information, see “ - Elements of Compensation - Annual Cash Incentive Compensation” below.
Other 2015 Compensation Highlights

•
At our 2015 annual meeting, our stockholders approved, on a non-binding, advisory basis, the “say-on-pay” proposal with respect to our 2014 executive compensation program by a percentage of more than 99% of the shares voted. We considered the results of this vote and, in light of this overwhelming stockholder support, we did not make any specific changes to our 2015 executive compensation program based on the outcome of the say-on-pay vote.

•
In February 2016, the Compensation Committee reviewed our executive compensation program with management from a risk perspective and determined that there are no risks created by our compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Compensation Committee considered various factors, including the balance between annual and long-term compensation and between fixed and variable compensation, the use of multiple types of long-term incentive awards, the use of multiple performance criteria (including both short- and long-term criteria) for payment of incentive compensation, the use of performance measures that are intended to increase stockholder value if goals are achieved, and various compensation policies and practices that mitigate excessive risk (including substantial stock ownership requirements for key executives, the clawback feature of the Company’s equity awards, the Committee’s negative discretion to reduce the amount of incentive awards, and the prohibition on hedging or pledging of Company stock by executives).

Compensation Policies and Objectives
The primary objectives of our executive compensation program are to:

•	align cash and stock-based awards with individual and corporate performance that creates stockholder value;
•attract and retain high quality employees;
•build an ownership mentality among our key employees; and

•	provide cost effective cash and stock-based rewards that are competitive with other organizations and fair to our stockholders and employees.
To facilitate these objectives, the Company provides base salary and related benefit plans, annual cash incentive compensation and long-term incentive compensation. These objectives apply to the compensation of the Named Executive Officers and to the elements of their respective executive compensation packages as follows:
Base Salary. The objective in determining base salaries for the Named Executive Officers is to set base salaries at levels that are (i) sufficient to attract and retain high quality, qualified employees and (ii) considered fair to our stockholders and employees. The Compensation Committee seeks to set base salaries at levels that are competitive with a peer group of companies. In addition, base salaries are influenced by the complexity and level of the applicable position.

Annual Cash Incentive Compensation. We use annual cash incentive compensation to incentivize the Named Executive Officers to contribute to our growth and financial performance and to provide rewards based on achievement of predetermined goals that are intended to drive increases in stockholder value. As additional cash compensation that is contingent on our financial performance, annual cash incentive compensation augments the base salary component while being tied to our financial performance.
Long-term Incentive Compensation. We believe that stock-based awards are important in building an ownership mentality among our executives and aligning the long-term financial interests of our executives with those of our stockholders. Time- and performance-vested awards provide incentives to drive performance, but have long-term horizons because value to our executives is dependent on continued employment, the achievement of pre-established performance goals (in the case of PSUs) and, ultimately, increases in the market value of our Common Stock.
Benefits and Perquisites. The Named Executive Officers are entitled to participate in, and to receive benefits under, the benefit plans, arrangements and policies available to our employees or executives generally. During the first quarter of 2015, Dr. Ramanathan received certain perquisites as described below under “- Elements of Compensation - Benefits and Perquisites.” In April 2015, the Company terminated the payment of perquisite allowances for all of its executives. For more information, see also “ - Elements of Compensation - Base Salary.”
Executive Compensation Process
Role of the Compensation Committee
The Compensation Committee oversees the development and implementation of our executive compensation policies and objectives, determines the structure of our executive compensation packages generally, determines the actual compensation paid to each of our senior executives and evaluates the performance of our Chief Executive Officer. In addition, the Compensation Committee has the authority to (i) review our incentive compensation plans, recommend changes to such plans to the Board and exercise all the authority of the Board with respect to the administration of such plans, and (ii) retain, terminate and set the terms of our and the Compensation Committee’s relationship with any consultants and other outside advisors who assist the Compensation Committee in carrying out its duties.
Role of Management
The Compensation Committee considers the recommendations of management, principally our Chief Executive Officer, when determining the structure of our executive compensation packages generally and the actual compensation paid to each of our senior executives. However, the Compensation Committee does not delegate any of its functions to others in setting compensation, and no Named Executive Officer is a member of the Compensation Committee. In addition, our Chief Executive Officer does not provide recommendations with respect to his own compensation.
Role of Outside Advisors
The Compensation Committee has retained Hay Group as an independent consultant to provide information, advice and recommendations regarding our executive compensation policies and design. In 2015, the Compensation Committee engaged Hay Group to review and provide information, advice and recommendations regarding our executive compensation program generally, as well as the individual compensation packages of each of our senior executives, including the Named Executive Officers. As discussed below under “-Use of Peer Group Data,” at the direction of the Compensation Committee, Hay Group worked with our Chief Executive Officer and our Human Resources personnel to compare our executive compensation packages to those of a group of comparable companies.

Hay Group provides advice and recommendations to the Compensation Committee and reports to the Compensation Committee. Prior to its original engagement in 2011, Hay Group had not previously worked with the Company in any capacity, nor has it served us in any capacity, other than as a consultant to the Compensation Committee. The Compensation Committee has reviewed and considered information provided to it by Hay Group, the Compensation Committee members and our executive officers, and based on its review and the factors described in the NYSE listing standards and such other factors as it deemed relevant, the Compensation Committee has concluded that Hay Group is independent, that the advice it receives from Hay Group is objective and that Hay Group’s work has not raised any conflict of interest. In December 2015, Korn Ferry acquired Hay Group, which became a wholly-owned subsidiary of Korn Ferry. GNC has engaged Korn Ferry to provide executive search services in the past and may do so from time to time in the future.
Use of Peer Group Data
Since the Company’s initial public offering in 2011, the Compensation Committee has sought to determine how our compensation programs compare to other publicly traded companies similar to us. The Compensation Committee seeks to set compensation for the Named Executive Officers at levels that are competitive with similar companies in our industry but consistent with our growth strategy and with an emphasis on variable compensation, rather than fixed compensation.
With the assistance of Hay Group, the Compensation Committee updated its peer group in October 2014 in order to appropriately reflect companies with revenue sizes, sectors and business models similar to our own. The updated peer group (the “2015 Peer Group”), which was used for comparative purposes in setting the levels of the 2015 long-term equity awards and cash compensation levels for our Named Executive Officers (other than Ms. Tolivar, for whom 2015 compensation levels were determined in connection with her hiring), was comprised of the following 15 companies:

American Eagle Outfitters, Inc.	Herbalife Ltd.	Ulta Salon Cosmetics

Cabela’s, Inc.	Lululemon Athletica, Inc.	Under Armour, Inc.

Dick’s Sporting Goods, Inc.	Mead Johnson Nutrition Co.	Vitamin Shoppe, Inc.

Fresh Market, Inc.	Panera Bread Co.	Weight Watchers International, Inc.

Hain Celestial Group, Inc.	Sally Beauty Holdings, Inc.	Williams Sonoma, Inc.

Following further consultation with Hay Group in 2015, the Compensation Committee removed Under Armour, Inc. from the peer group and added the following four companies:
Deckers Outdoor Corporation
Pier 1 Imports, Inc.
The Finish Line, Inc.
Sprouts Farmers Markets, Inc.

We used this revised peer group for comparative purposes in setting our most recent long-term equity awards and 2016 cash compensation levels for our executives, including the Named Executive Officers.
Elements of Compensation
Base Salary
We pay base salaries to the Named Executive Officers. With respect to 2015, the Compensation Committee increased the annual base salaries of Mr. Archbold, Mr. Hennion and Dr. Ramanathan as follows:

Name	2014 Base Salary ($)	2015 Base Salary ($)	Percentage Increase (%)

Michael Archbold	950,000	975,000	2.6

Jeffrey Hennion	470,000	484,100	3.0

Guru Ramanathan	340,930	380,957	11.7
Of the increase in Dr. Ramanathan’s base salary, $29,800 was attributable to the Company’s decision, effective in April 2015, to terminate perquisite allowances for all of its executives and to provide an equivalent increase in base salary. Ms. Tolivar and Mr. Dzura joined the Company during 2015. Their annualized base salaries in 2015 were $425,000 and $500,000, respectively.
Annual Cash Incentive Compensation
Annual cash incentive compensation is documented in an annual plan that is adopted by the Compensation Committee under the Company’s stock and incentive plan prior to or during the first quarter of the applicable year. The annual performance bonus for each Named Executive Officer has a threshold, target and maximum bonus amount expressed as a percentage of his or her annual base salary. The respective percentages are determined by position and level of responsibility and are stated in the annual cash incentive compensation plan adopted by the Compensation Committee.
The annual cash incentive plan for 2015 performance (the “2015 Incentive Plan”) was adopted by the Compensation Committee in January 2015 and provided for the following threshold, target and maximum bonus amounts, expressed as a percentage of base salary:

	2015 Incentive Plan
Level	Threshold Amount	Target Amount	Maximum Amount

Chairman of the Board, President and Chief Executive Officer	25%	100%	200%

Executive Vice President	15%	60%	120%

Senior Vice President	11.25%	45%	90%

The targets under the 2015 Incentive Plan were generally based on our achievement of (i) a predetermined level of EBIT, which is calculated at the end of the year including certain specified adjustments disclosed in our quarterly earnings reports and (ii) other objective, quantifiable performance goals related to each participant’s position. With respect to each of our Named Executive Officers, the targets were based on our achievement of the EBIT and revenue targets set forth in the table below. They were entitled to receive 75% of the target bonus amount if we achieved budgeted EBIT equal to the target and 25% if we achieved budgeted revenue growth.
The thresholds and related goals for our Named Executive Officers under the 2015 Incentive Plan were as follows:

	Threshold	Target	Maximum	Relative Weight

EBIT ($ in millions)	431.9	466.9	513.6	75%

Revenue ($ in millions)	2,664.4	2,768.2	2,906.6	25%
Results of the 2015 Incentive Plan. We achieved adjusted EBIT (as calculated for purposes of the 2015 Incentive Plan) above the specified threshold (but below target), while our 2015 revenue did not meet the specified threshold. Specifically, our results achieved for purposes of the 2015 Incentive Plan were as follows:

Performance Measure	Achieved Results

EBIT ($ in millions)	434.3

Revenue ($ in millions)	2,639
Based on these results, under the terms of the 2015 Incentive Plan, our Named Executive Officers each received cash incentive compensation equal to approximately 22.7% of their respective target awards.
Long-term Incentive Compensation
2015 Annual Long-Term Incentive Awards. Substantially all of our employees, and the employees of our direct and indirect subsidiaries and other affiliates, including the Named Executive Officers, are eligible for awards of stock options, restricted stock, restricted stock units (including performance-vested restricted stock units) and other stock-based awards under the terms of the 2015 Stock and Incentive Plan (the “2015 Stock Plan”), which was adopted in 2015. The Compensation Committee is responsible for administering, selecting the individuals who are eligible to participate in and determining the types and amounts of stock-based awards granted under the 2015 Stock Plan. The Compensation Committee has discretion to delegate all or a portion of its authority under the 2015 Stock Plan. In 2007, we adopted the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan (the “2007 Stock Plan”) and in 2011, we adopted the GNC Holdings, Inc. 2011 Stock and Incentive Plan (the “2011 Stock Plan”), under which plans awards are outstanding. Following the adoption of the 2015 Stock Plan, we have not granted and will not grant any additional awards under the 2007 Stock Plan or the 2011 Stock Plan.
Stock options granted under the 2007 Stock Plan, the 2011 Stock Plan and the 2015 Stock Plan generally are subject to vesting in annual installments and have terms of seven to ten years. The Compensation Committee determines the size of stock-based awards for each Named Executive Officer in accordance with the Named Executive Officer’s performance and level of position. Options and other stock-based awards under the 2011 Stock Plan and the 2015 Stock Plan are subject to clawback by the Company if the participant engages in any “detrimental activity” during the participant’s service or for one year after the participant’s service ends, which is generally defined to include disclosing confidential information about the Company, engaging in activities that result (or would result if known) in the termination of the participant’s service for cause, soliciting the Company’s employees on behalf of a competing employer, or materially breaching any agreement between the participant and the Company.

The Compensation Committee generally considers grants of long-term incentive compensation awards on an annual basis, except for new hires.
In February 2015, we granted long-term incentive awards covering fiscal 2015 to our executives, including Mr. Archbold, Mr. Hennion and Dr. Ramanathan, under the 2011 Stock Plan. Base award values for these long-term incentive grants were determined based in part on the results of Hay Group’s analysis of the compensation packages of top executives at companies in our peer group, and were intended to be competitive compared to long-term incentive awards granted to executives with comparable titles and responsibilities within our peer group. The awards were composed in equal parts of time-vested restricted stock awards (“RSAs”) and performance-vested restricted stock awards (“PSAs”), with the RSAs vesting in annual installments over three years from the grant date and the PSAs cliff vesting on December 31, 2017 if the performance goals are achieved, as described below. For the February 2015 awards, the number of RSAs and PSAs in each award was determined by dividing the portion of the total award value attributable to RSAs or PSAs by $49.13, which was the closing price per share of our Common Stock on February 18, 2015.
Management Realignment and Related Grants. During the second half of 2014, the Company experienced significant management realignment, which continued through the first half of 2015. In connection with commencing employment with the Company in February and March 2015, respectively, Mr. Dzura and Ms. Tolivar each received grants under the 2011 Stock Plan. Mr. Dzura received a grant comprised 50% of RSAs and 50% of stock options, with the RSAs vesting in annual installments over three years from the grant date and the options vesting in annual installments over four years from the grant date. Additionally, Mr. Dzura received a grant of PSAs in connection with the February 2015 grants described above. Ms. Tolivar received a grant comprised 50% of RSAs and 50% of PSAs with the RSAs vesting in annual installments over three years from the grant date and the PSAs cliff vesting on December 31, 2017 if the performance goals are achieved, as described below. The structure and base value for the initial long-term incentive grants to Ms. Tolivar and Mr. Dzura were determined in consultation with Hay Group, based in part on its analysis of the compensation packages of top executives at companies in our peer group, and were intended to be competitive compared to long-term incentive awards granted to executives with comparable titles and responsibilities within our peer group.
Summary of 2015 Named Executive Officer Awards. The total award values for the 2015 awards for our Named Executive Officers, together with the corresponding number of (a) RSAs, (b) target PSAs and (c) stock options awarded to each of our Named Executive Officers, is set forth below:

Name	Total Award Value ($)	Number of Stock Options (#)	Number of RSAs(#)	Target Number of PSAs (#)

Michael Archbold	3,500,000	—	35,619	35,619
Tricia Tolivar	750,000	—	7,714	7,714
Michael Dzura	1,000,000	26,150	8,546	5,088
Jeffrey Hennion	600,000	—	6,106	6,106
Guru Ramanathan	350,000	—	3,561	3,561
The performance metrics for the PSA component of these long-term incentive awards are earnings per share (EPS) growth and revenue growth, weighted equally. The Compensation Committee established minimum, target and maximum levels of achievement with respect to each metric. Performance is measured as of the end of the three-year performance period on December 31, 2017. At the minimum level of performance with respect to each metric, 50% of the PSAs vest; at the target level, 100% of the PSAs vest; and at or above the maximum level, 200% of the PSAs vest, provided, in each case, that the executive has remained employed until the end of the performance period. The applicable portion of the PSAs is forfeited if performance is below the threshold level with respect to a particular metric.

The threshold, target and maximum levels of performance with respect to each metric for the February 2015 PSA grants are as follows:

Metric	Weight	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)
EPS Growth*	50%	11%	15%	20%
Revenue Growth*	50%	5%	7%	9%

*Growth figures reflect compound annual growth over the three-year performance period. For performance between the threshold and target levels, or target and maximum levels, payouts are interpolated on a straight-line basis.
Benefits and Perquisites
Prior to 2015, we provided a perquisite allowance to certain executives of the Company, including Dr. Ramanathan. None of Mr. Archbold, Ms. Tolivar, Mr. Dzura or Mr. Hennion received a perquisite allowance, and in April 2015, the Company terminated the payment of perquisite allowances for all of its executives. In connection therewith, the Company raised the base salaries of certain executives to replace the terminated perquisite allowances, including with approval by the Compensation Committee, for Dr. Ramanathan, who received a $29,450 increase in base salary to replace the terminated perquisite allowance.
Non-qualified Deferred Compensation Plan
We maintain the GNC Live Well® Later Non-Qualified Deferred Compensation Plan for the benefit of a select group of our highly compensated employees. Under this plan, certain eligible employees may elect to defer a portion of their future compensation under the deferred compensation plan by electing such deferral prior to the beginning of the calendar year during which the deferral amount would be earned. Ms. Tolivar, Mr. Dzura, Mr. Hennion and Dr. Ramanathan made contributions to the deferred compensation plan in 2015. For 2015, the Compensation Committee approved a dollar-for-dollar match with respect to the first three percent of a participant’s compensation deferred under the Non-Qualified Deferred Compensation Plan. For more information regarding the deferred compensation plan, please see “2015 Non-Qualified Deferred Compensation Table” below.
Employment Agreements
We currently have employment agreements with Mr. Archbold and Dr. Ramanathan. Each such employment agreement provides that any incentive compensation payable to the Named Executive Officer will be subject to the clawback policies adopted or implemented by us, including in respect of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any rules promulgated thereunder. Please see “Potential Payments Upon Termination or Change in Control” below for more information regarding such employment agreements and termination and payments made in connection with a change in control. Ms. Tolivar, Mr. Dzura and Mr. Hennion currently do not have employment agreements with the Company.

Mr. Archbold. Mr. Archbold’s employment agreement (the “Archbold Agreement”) provides that Mr. Archbold will serve as our Chief Executive Officer for a three-year term ending August 4, 2017, with automatic annual one-year renewals thereafter unless the Company provides Mr. Archbold with at least one-year’s advance notice or Mr. Archbold provides the Company with at least 60 days’ advance notice, of non-renewal, or to the extent terminated earlier as otherwise provided under the Archbold Agreement.
Dr. Ramanathan. In February 2012, we entered into an amended and restated employment agreement with Dr. Ramanathan for an initial two-year term ending in February 2014, with automatic annual one-year renewals thereafter unless either party provides at least 30 days’ advance notice of non-renewal. As no such notice was provided, Dr. Ramanathan’s agreement automatically renewed most recently in February 2016 for an additional one-year term expiring in February 2017.
Impact of Accounting and Tax Considerations
As a general matter, the Compensation Committee reviews and considers the various tax and accounting implications of the compensation vehicles we utilize.
Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officer and their three other most highly compensated executive officers (excluding the chief financial officer) unless certain performance and other requirements are met.
The 2011 Stock Plan constituted a plan described in Treasury Regulation Section 1.162-27(f)(1), pursuant to which the deduction limits under Section 162(m) of the Internal Revenue Code did not apply during the applicable reliance period, which expired concurrent with our 2015 annual meeting of stockholders, and for certain awards granted during the reliance period. Our intent generally is to design and administer executive compensation programs in a manner that will preserve deductibility of compensation paid to our executives, and we believe that a substantial portion of our current executive compensation program (including the annual incentive program and the long-term incentive awards that may be granted under the 2015 Stock Plan) will satisfy the requirements for exemption from the $1,000,000 deduction limitation. However, there can be no assurance that any amounts paid under such compensation programs will be deductible under Section 162(m). Additionally, we reserve the right to design programs and to structure other compensation arrangements that recognize a full range of performance criteria important to our success or that contain different terms, even where the compensation paid under such programs may not be deductible. The Compensation Committee will, in the exercise of its business judgment, continue to monitor our executive compensation program as part of its primary objective of ensuring that compensation paid to our executives is reasonable, performance-based and consistent with our goals and the goals of our stockholders.
Executive Stock Ownership Guidelines
We believe that, to align the long-term financial interests of our executive officers with those of our stockholders, our executives should hold a financial stake in the Company. The Board adopted a policy in December 2011 (revised most recently in February 2015) requiring our Chief Executive Officer and other executive officers to own stock in the Company (our “Executive Stock Ownership Guidelines”). Specifically, our Executive Stock Ownership Guidelines specify that our (i) Chief Executive Officer should own Company stock with an aggregate value at least equal to six times his or her annual base salary, (ii) Executive Vice Presidents should own Company stock with an aggregate value at least equal to two times their respective base salaries and (iii) our Senior Executive Officers subject to the Executive Stock Ownership Guidelines should own Company stock with an aggregate value at least equal to their annual base salaries. The Executive Stock Ownership Guidelines provide that our executive officers have five years from the date of adoption of the Executive Stock Ownership Guidelines or, with respect to newly appointed executive officers, five years from the date of their appointment, to comply with the Executive Stock Ownership Guidelines, and should retain at least 50% of all after-tax shares owned by or underlying equity awards granted to them after December 11, 2012 until the ownership thresholds are met. The Compensation Committee will evaluate whether exceptions should be made for any executive officer on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Compensation Committee. For the purposes of the Executive Stock Ownership Guidelines, stock includes (i) directly held shares of our Common Stock, (ii) shares of unvested restricted stock or restricted stock units (other than unvested shares of performance-vested restricted stock or unvested performance-vested restricted stock units) and (iii) vested shares of our Common Stock held in any plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.
Policy on Hedging and Pledging of Company Stock
We have a policy applicable to our directors and all of our employees, including our Named Executive Officers, that prohibits such persons from (i) within six months after purchasing any Company securities, selling any Company securities of the same class, (ii) selling the Company’s securities short, (iii) buying or selling puts or calls or other derivative securities on the Company’s securities, (iv) holding Company securities in a margin account or pledging Company securities as collateral for a loan or (v) entering into hedging or monetization transactions or similar arrangements with respect to Company securities.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in these proxy materials. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in these proxy materials and incorporated by reference in the Annual Report for filing with the SEC.
The foregoing report is provided by the following directors, who constitute the Compensation Committee:
COMPENSATION COMMITTEE
Richard J. Wallace (Chairperson)
Amy B. Lane
Philip E. Mallott
Robert F. Moran

Named Executive Officer Compensation
Summary Compensation Table
The following table sets forth information concerning compensation we paid to the Named Executive Officers for services rendered in all capacities to us during our last three fiscal years. In accordance with SEC rules, the compensation described in this table does not include the value of medical or group life insurance received by the Named Executive Officers that is available generally to all of our salaried employees. Only 2015 compensation is presented for Ms. Tolivar and Mr. Dzura, because in each case, 2015 was his or her first year with the Company. Only 2015 and 2014 compensation is presented for Mr. Archbold and Mr. Hennion, because neither was employed with the Company during 2013. A “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column is not presented because none of our Named Executive Officers participate in a pension plan or receive above-market or preferential earnings on nonqualified deferred compensation.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Michael Archbold	2015	968,050	—	—	3,500,000	219,747	1,032	4,688,829
Chief Executive Officer	2014	365,385	545,833	1,871,310	—	—	9,865	2,792,393

Tricia Toliver	2015	343,269	75,000	—	750,000	46,753	85,608	1,300,630
Chief Financial Officer

Michael Dzura	2015	442,307	30,000	375,000	625,000	60,242	40,797	1,573,346
Executive V.P., Operations

Jeffrey Hennion	2015	480,304	—	—	600,000	65,417	14,758	1,160,479
Chief Marketing and e-Commerce	2014	117,500	30,000	187,500	187,500	—	—	522,500
Officer

Guru Ramanathan	2015	372,618	—	—	350,000	37,806	11,650	772,074
Chief Innovation Officer	2014	341,503	—	—	249,938	—	41,601	633,042
	2013	331,561	32,014	—	75,014	94,191	33,295	566,075

(1)
For 2015, reflects signing bonuses paid to Ms. Tolivar and Mr. Dzura. For 2014, reflects (a) a $150,000 signing bonus and a $395,833 annual bonus paid to Mr. Archbold pursuant to the terms of his employment agreement, and (b) a signing bonus paid to Mr. Hennion.

(2)
Reflects the aggregate grant date fair value of options granted during each fiscal year, which has been computed in accordance with FASB ASC Topic 718. For the assumptions underlying the calculation of the aggregate grant date fair value, see Note 14, “Stock-Based Compensation Plans,” to our audited consolidated financial statements included in the Annual Report. The amounts may not correspond to the actual value that may be realized by such persons with respect to these awards.

(3)
Reflects the aggregate grant date fair value of time-vested restricted stock and RSUs granted during each fiscal year, which has been computed in accordance with FASB ASC Topic 718. For 2015, reflects the aggregate grant data fair value of PSAs included as part of incentive awards granted to Messrs. Archbold, Hennion and Dzura and Dr. Ramanathan in February 2015 and to Ms. Tolivar in March 2015. For 2014, reflects the aggregate grant date fair value of PSUs included as part of the incentive awards granted to Dr. Ramanathan in February 2014. For 2013, reflects the aggregate grant date fair value of PSUs included as part of the incentive awards granted to Dr. Ramanathan in October 2012, as the performance criteria governing the vesting of such awards were not established until early 2013. The grant date values for the PSAs and PSUs have been determined assuming 100% of target performance is achieved. If we assumed the maximum 200% of target performance would be achieved, the grant date values of the (a) PSAs granted to Messrs. Archbold, Dzura and Hennion, Dr. Ramanathan and Ms. Tolivar in 2015 would be $3,500,000, $620,000, $600,000, $350,000 and $750,000, respectively, and (b) PSUs granted to Dr. Ramanathan would be $249,938 in 2014 and $150,028 in 2013. For the assumptions underlying the calculation of the aggregate grant date fair value, see Note 14, “Stock-Based Compensation Plans,” to our audited consolidated financial statements included in the Annual Report. The amounts shown in the table may not correspond to the actual value that may be realized by such persons with respect to these awards.

(4)	Reflects the non-discretionary component of cash incentive compensation.

(5)	The components of “All Other Compensation” for our fiscal year ended December 31, 2015 are set forth in the following table:

Named Executive Officer	Perquisites (a)($)	Imputed Value for Life Insurance Premiums ($)	Company Contribution to Deferred Compensation Plan (b)	Total ($)

Michael Archbold	—	1,302	—	1,302
Tricia Tolivar	75,600	200	9,808	85,608
Michael Dzura	28,380	879	11,538	40,797
Jeffrey Hennion	—	349	14,409	14,758
Guru Ramanathan	—	552	11,098	11,650

(a)	For Ms. Tolivar and Mr. Dzura, this column reflects: (i) $75,397 and $28,011 in relocation benefits, respectively and (b) in each case, taxable parking benefits.

(b)
Reflects matching contributions by the Company with respect to compensation deferred by each executive pursuant to the Company’s Non-Qualified Deferred Compensation Plan. For more information, see the “2015 Non-Qualified Deferred Compensation Table” below.

2015 Grants of Plan Based Awards Table

The following table sets forth information concerning awards under the 2011 Stock Plan and the 2015 Incentive Plan granted to each of the Named Executive Officers during our fiscal year ended December 31, 2015. Assumptions used in the calculation of certain dollar amounts are included in Note 14, “Stock-Based Compensation Plans,” to our audited consolidated financial statements included in the Annual Report.

Name	Grant Date	Potential Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares (#)	All Other Option Awards: Number of Shares (#)	Exercise Price of Options ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Michael Archbold	2/18/2015	243,750	975,000	1,950,000	17,809	35,619	71,238	35,619	__	__	3,500,000

Tricia Tolivar	3/2/2015	63,750	255,000	510,000	3,857	7,714	15,428	7,714	__	__	750,000

Michael Dzura	2/2/2015	__	__	__	__	__	__	8,546	26,151	43.88	750,000
	2/18/2015	75,000	300,000	600,000	4,273	8,546	17,092	__	__	__	250,000

Jeffrey Hennion	2/18/2015	71,557	286,230	572,460	3,053	6,106	12,212	6,106	__	__	600,000

Guru Ramanathan	2/18/2015	42,857	171,430	342,860	1,780	3,561	7,122	3,561	__	__	350,000

(1)
The amounts represent the threshold, target and maximum payout amounts under the 2015 Incentive Plan. See “Compensation Discussion and Analysis - Elements of Compensation - Annual Cash Incentive Compensation” above for more information regarding the thresholds under the 2015 Incentive Plan. The actual amounts earned are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
The amounts represent the threshold, target and maximum number of shares of our common stock that may be earned under the PSA awards. The PSUs are scheduled to vest on December 31, 2017 subject to company performance and each officer’s continued employment. See “Compensation Discussion and Analysis - Elements of Compensation - Long Term Incentive Compensation” above for more information regarding the PSAs.

(3)
For Ms. Tolivar, reflects the grant date fair value of RSAs and target PSAs granted to her on March 2, 2015, and for Mr. Dzura, reflects the grant date fair value of stock options and RSAs granted to him on February 2, 2015 and target PSAs granted to him on February 18, 2015, in each case computed in accordance with FASB ASC Topic 718. For our other Named Executive Officers, reflects the aggregate grant date fair value of the RSA and target PSA awards granted to them on February 18, 2015, computed in accordance with FASB ASC Topic 718. For the assumptions underlying the calculation of the aggregate grant date fair value, see Note 14, “Stock-Based Compensation Plans,” to our audited consolidated financial statements included in the Annual Report. The amounts shown in the table may not correspond to the actual value that may be realized by such persons with respect to these awards

Outstanding Equity Awards as of December 31, 2015
The following table sets forth information regarding outstanding equity awards held by the Named
Executive Officers under the 2007 Stock Plan and 2011 Stock Plan as of December 31, 2015.

	Option Awards (1)					Stock Awards
Name (2)	Date of Grant	Exercisable	Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of Restricted Shares and RSUs That Have Not Yet Vested(#)(3)	Market Value of Restricted Shares and RSUs That Have Not Yet Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned PSUs (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned PSUs ($)(6)

Michael Archbold	8/4/2014	43,750	131,250	33.13	8/4/2024	—	—	—	—
	2/2/2015	—	—	—	—	35,619	1,104,901	17.809	552,435

Tricia Tolivar	3/2/2015	—	—	—	—	7,714	239,288	3,857	119,644

Michael Dzura	2/2/2015	—	26,150	43.88	2/2/2025	8,546	265,097	—	—
	2/18/2015	—	—	—	—	—	—	2,544	78,914

Jeffrey Hennion	10/22/2014	3,530	10,589	40.33	10/22/2024	3,100	96,162	—	—
	2/18/2015	—	—	—	—	6,106	189,408	3,053	94,704

Guru Ramanathan	2/4/2010	15,000	—	13.18	2/4/2020	—	—	—	—
	2/4/2010	15,000	—	8.79	2/4/2020	—	—	—	—
	4/21/2011	22,500	7,500	18.82	4/21/2018	2,003	62,133	—	—
	12/12/2011	14,591	3,647	27.70	12/12/2018	704	21,838	—	—
	11/5/2012	5,010	1,669	36.16	11/5/2019	—	—	—	—
	2/19/2014	—	—	—	—	1,861	57,728	1,396	43,304
	2/18/2015	—	—	—	—	3,561	110,462	1,780	55,216

(1)
Time-vested stock option awards made under the 2007 Stock Plan and the 2011 Stock Plan, which awards, other than the stock options granted to Dr. Ramanathan on February 4, 2010 and April 21, 2011, vest in four equal annual installments commencing on the first anniversary of the date of grant, subject to continuing employment. The stock options granted to Dr. Ramanathan on February 4, 2010 and April 21, 2011 vest in five equal annual installments commencing on the first anniversary of the date of grant, subject to continuing employment.

(2)
Includes time-vested restricted stock and RSUs awarded under the 2007 Stock Plan and the 2011 Stock Plan, which generally vest in three equal annual installments commencing on the first anniversary of the date of grant, subject to continuing employment, except for (i) the April 21, 2011 restricted stock grant to Dr. Ramanathan, which vests 20% on the third anniversary of the date of grant, 30% on the fourth anniversary of the date of grant and 50% on the fifth anniversary of the date of grant; and (ii) the December 12, 2011 restricted stock grant to Dr. Ramanathan, which vests 30% on the third anniversary of the date of grant, 30% on the fourth anniversary of the date of grant and 40% on the fifth anniversary on the date of grant.

(3)	Market value is based on the closing price of our Common Stock of $31.02 per share on December 31, 2015.
(4)
Represents the threshold number of PSAs granted in 2015 and PSUs granted in 2014, as indicated, under the 2011 Stock Plan. The PSUs granted in February 2014 are scheduled to vest on December 31, 2016 and the PSAs granted in 2015 are scheduled to vest on December 31, 2017, in each case subject to Company performance and the Named Executive Officer’s continued employment. The threshold award shown above represents 50% of the target award; the actual number of PSAs or PSUs (as applicable) that may be earned may range from 0% to 200% of the target number, as described under “Compensation Discussion and Analysis - Long-Term Incentive Compensation” above.

2015 Option Exercises and Stock Vested Table
The following table sets forth information regarding the vesting of RSUs and restricted stock and exercise of options by the Named Executive Officers during our fiscal year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired Upon Vesting (#)(2)	Value Realized Upon Vesting ($)(3)

Michael Archbold	—	—	—	—
Tricia Tolivar	—	—	—	—
Michael Dzura	—	—	—	—
Jeffrey Hennion	—	—	1,549	56,020
Guru Ramanathan	—	—	4,044	161,516

(1)
For Mr. Hennion, reflects the gross number of shares acquired upon vesting of the first tranche of his November 2014 restricted stock unit award. For Mr. Ramanathan reflects the gross number of shares acquired upon vesting of the second tranche of his April 2011 RSA award, the second tranche of his December 2011 RSA award, the third tranche of his November 2012 RSU award and the first tranche of his February 2014 RSU award. In each case, a portion of the gross number of shares that vested was withheld to satisfy minimum tax withholding obligations for each officer.

(2)	Market value is based on the average of the high and low trading prices for our Common Stock on the NYSE on the date of vesting.

2015 Non-Qualified Deferred Compensation Table
We maintain the GNC Live Well® Later Non-Qualified Deferred Compensation Plan for the benefit of a select group of our highly compensated executives. Under this plan, employees may elect to defer a portion of their future compensation until a specified future year, or until retirement. We may in our discretion elect to make a matching contribution to the plan for a calendar year, based on amounts deferred by participants for that year. Participants may select the investment fund or funds in which such deferred amounts are deemed to be invested for the purpose of crediting deferrals with investment gains and losses.
Ms. Tolivar, Mr. Dzura, Mr. Hennion and Dr. Ramanathan each elected to make contributions to the deferred compensation plan in 2015. The following table identifies, for each such Named Executive Officer, his or her contributions, our contributions, the aggregate earnings and withdrawals in 2015 and the aggregate balance as of December 31, 2015:

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Name	($)	($)	($)	($)	($)

Michael Archbold	—	—	—	—	75,635

Tricia Tolivar	16,346	9,808	—	—	26,154

Michael Dzura	23,077	11,538	(540)	—	34,075

Jeffrey Hennion	14,409	14,409	—	—	28,818

Guru Ramanathan	36,993	11,098	2,246	—	232,002

(1)	Amounts reflected are included in the “All Other Compensation” column of the Summary Compensation Table above.

(2)	Amounts reflected are not included as compensation for the relevant Named Executive Officers in the Summary Compensation Table above.

(3)
For Mr. Archbold, the amount reported includes $75,635 previously earned, but deferred, salary and matching contributions reported in our Summary Compensation Table for 2014. For Dr. Ramanathan, the amount reported includes $48,066 previously earned by deferred salary and bonus reported in our Summary Compensation Table for 2014 and $58,925 for 2013.

Potential Payments Upon Termination or a Change in Control
The termination and change in control arrangements for the Named Executive Officers (other than Mr. Archbold and Dr. Ramanathan, each of whom have employment agreements with the Company) are generally governed by Company policy. As such, these arrangements generally are uniform and not highly negotiated. The Compensation Committee does not generally consider the amounts payable in connection with termination and change in control events when establishing the compensation of the Named Executive Officers. The Compensation Committee, together with the Board, established the termination and change of control arrangements described herein to address and conform to our: overall compensation objectives in attracting and retaining the caliber of executives that are integral to our growth; our market competitiveness; maintaining management continuity, particularly through periods of uncertainty related to change in control events; providing our key personnel with the assurance of fair and equitable treatment following a change in control and other events; and ensuring that our management is held to high standards of integrity and performance.
The following is a summary of the termination and change of control provisions in the employment agreements for Mr. Archbold and Dr. Ramanathan and otherwise applicable to Ms. Tolivar, Mr. Dzura and Mr. Hennion as of December 31, 2015.

Mr. Archbold
Upon Mr. Archbold’s termination due to death or total disability, we will be required to pay to him (or his guardian or personal representative):

•	all amounts of earned but unpaid based salary, accrued but unpaid vacation, and welfare and retirement benefits accrued and vested through the date of such termination;

•	any unpaid annual bonus with respect to the year prior to the year in which such termination occurs; and

•
provided that Mr. Archbold or his guardian, personal representative or estate, as applicable signs a release in the form specified under his employment agreement, a prorated share of the annual bonus he would have been entitled to receive had he worked through the date of payment of such annual bonus, based on the actual level of achievement of the performance objectives for the year of such termination.

In addition, Mr. Archbold’s outstanding time-vested equity awards will vest and restrictions on restricted stock awards will lapse as of the date of termination, and his performance-based equity awards will vest on a prorated basis, calculated based on the assumption that “target” levels would have been achieved with respect to each relevant performance objective.
If Mr. Archbold’s employment is terminated without cause or he resigns for good reason (as defined in his employment agreement and summarized below), then we will be required to pay him:

•	all amounts of earned but unpaid based salary, accrued but unpaid vacation, and welfare and retirement benefits accrued and vested through the date of such termination;

•
an amount equal to two times his base salary, payable in accordance with the Company’ normal payroll practices and procedures over the 24-month period beginning on the 60th day after the date of his termination, subject to Mr. Archbold’s execution of a release in the form specified by his employment agreement; and

•
any unpaid annual bonus with respect to the year prior to the year in which such termination occurs; and, subject to Mr. Archbold’s execution of a release in the form specified by his employment agreement, a prorated share of the annual bonus he would have been entitled to receive had he worked through the date of payment of such annual bonus, based on the actual level of achievement of the performance objectives for the year of such termination, in each case payable at the time and in the manner annual bonuses are paid to employees, generally.

We will also pay the monthly cost of COBRA continuation coverage for Mr. Archbold for a period of 18 months following the date of his termination or until he obtains comparable health coverage from another employer, if earlier, subject to his execution of a release in the form specified by his employment agreement.
In addition, subject to his execution of a release in the form specified by his employment agreement, Mr. Archbold’s equity-based awards will vest on the 60th day after the date of termination as follows:

•
outstanding time-vested equity awards that would have become vested in accordance with their terms within the 24-month period following the date of termination if Mr. Archbold had remained employed by the Company through such period will vest (and restrictions on restricted stock awards will lapse) as of the date of termination and become exercisable for the longer of a period of 90 days following the date of termination or for the exercise period specified in the applicable grant agreement; and

•
his performance-based equity awards will vest on a prorated basis, calculated based on the assumption that “target” levels would have been achieved with respect to each relevant performance objective and will be exercisable, as applicable, for the longer of a period of 90 days following the date of termination or for the exercise period specified in the applicable grant agreement.

Under Mr. Archbold’s employment agreement, “cause” generally means (as determined in good faith by a two-thirds vote of the Board and subject to cure in accordance with the terms thereof) Mr. Archbold’s:

•	intentional or reckless failure to comply with any material obligation under his employment agreement;

•	conviction of, or plea of nolo contendere to, a misdemeanor that causes substantial actual harm to the Company or any of its affiliates or crime constituting a felony;

•	theft, embezzlement or fraud in connection with his duties under his employment agreement;

•	engaging in any activity that gives rise to a material conflict with the Company or any of its affiliates;

•	misappropriation of any material business opportunity of the Company or any of its affiliates;

•	willful or reckless failure to carry out the Company’s rules, regulation, policies and codes of ethics and/or conduct that is material;

•
substance abuse that either (i) significantly or persistently impairs his performance of his duties under his employment agreement, or (ii) causes or is likely to cause substantial harm to the Company or any of its affiliates;

•	use of illegal drugs that either impairs his performance of his duties under his employment agreement or causes or is likely to cause harm to the Company or any of its affiliates;

•	engagement in conduct that he knows or should know is materially injurious to the Company or any of its affiliates; or

•
failure to relocate in accordance with the terms specified in his employment agreement, other than due to force majeure or a delay or no more than 30 days resulting from the death or serious illness of a member of his immediate family.

Under Mr. Archbold’s employment agreement, “good reason” generally means, without Mr. Archbold’s consent, our:

•	intentional or reckless failure to comply with any material obligation of the Company under his employment agreement;

•
material reduction (including in the aggregate) of his responsibilities, duties, status or authority (including but not limited to a change in reporting obligation) as the Chief Executive Officer of the Company (other than temporarily during any period in which Mr. Archbold is incapacitated due to physical or mental illness);

•	removal of Mr. Archbold from the position of Chief Executive Officer of the Company or failure to elect (or nominate) him to, or removal from our Board;

•	material reduction in his base salary; or

•	relocation of his principal place of business for performing services to the Company to a new location that is more than 75 miles from the Company’s current headquarters.

Dr. Ramanathan.
Dr. Ramanathan’s employment agreement also provides for certain benefits upon termination of employment. Upon Dr. Ramanathan’s death or disability, he (or his estate) is entitled to his then-current base salary for the remainder of the employment period, and, subject to the discretion of the Board or the Compensation Committee, a pro rata share of his current year annual bonus, based on actual employment, provided bonus targets are met. The employment period is the two-year period from the initial effective date of the relevant agreement and for one-year periods thereafter. Upon termination of employment by us without cause or voluntarily by Dr. Ramanathan for good reason, subject to the execution of a written release, he is also entitled to:

•
salary continuation generally for the greater of one year or the remainder of the initial employment period under the agreement, or two years if the termination occurs upon or within six months following a change in control;

•	subject to the discretion of the Board or the Compensation Committee, a pro rata share of the annual bonus based on actual employment and achievement of performance objectives; and

•
reimbursement for any portion of the monthly cost of COBRA coverage that exceeds the amount of monthly health insurance premium (with respect to the executive’s coverage and any eligible dependent coverage) payable by the executive immediately prior to such termination, such reimbursements to continue through the expiration of the agreement term or the severance period, if earlier.

For purposes of Dr. Ramanathan’s employment agreement, “cause” generally means his:

•	failure to comply with any material obligation imposed by his employment agreement;

•	being indicted for any felony or any misdemeanor that causes or is likely to cause harm or embarrassment to us, in the reasonable judgment of the Board;

•	theft, embezzlement or fraud in connection with the performance of his duties;

•	engaging in any activity that gives rise to a material conflict of interest with us;

•	misappropriation of any of our material business opportunities;

•	any failure to comply with, observe or carry out our or the Board’s rules, regulations, policies or codes of ethics or conduct;

•	substance abuse or illegal use of drugs that, in the reasonable judgment of the Board, impairs his performance or causes or is likely to cause harm or embarrassment to us; or

•	engagement in conduct that he knows or should know is injurious to us.

For purposes of Dr. Ramanathan’s employment agreement, “good reason” generally means, without Dr. Ramanathan’s prior written consent and unless we timely cure the good reason:

•	our failure to comply with material obligations under his employment agreement; or

•	a material reduction in his base salary.

For purposes of Dr. Ramanathan’s employment agreement, “change in control” generally means:

•	an acquisition representing 50% or more of either our Common Stock or the combined voting power of our securities entitled to vote generally in the election of the Board; or

•
the approval by our stockholders of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition (other than a merger or consolidation) of all or substantially all of our or our subsidiaries’ assets.

Under all circumstances, Mr. Ramanathan’s unvested equity awards will be forfeited as of the date of his termination unless otherwise provided in the award agreement.
The following tables quantify the estimated payments and benefits that the Named Executive Officers would have received if their employment had terminated on December 31, 2014 under the circumstances shown or if we had undergone a change in control on such date. The tables exclude (i) compensation amounts accrued through December 31, 2014 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (ii) vested account balances under our 401(k) plan that are generally available to all of our salaried employees. The amounts reflected for 2014 Incentive Compensation for each of the Named Executive Officers are the amounts that were actually paid to the Named Executive Officers in early 2015 under the 2014 Incentive Plan (or applicable employment agreement) and shown in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table, except that, in Mr. Archbold’s case, the amount shown was specified by his employment agreement.
Where applicable, the information in the tables uses a fair market value per share of $46.96 as of December 31, 2014 for our Common Stock, which is equal to the closing price of our Common Stock on December 31, 2014.
Mr. Archbold

Benefit	Termination without Cause or for Good Reason ($)	Death or Disability ($)

Base Salary	1,950,000	—

2015 Incentive Compensation	—	—

Health & Welfare Benefits	20,911	—

Accelerated Vesting of Stock Options	736,601	1,350,424

Net Value	2,707,512	1,350,424
Ms. Tolivar

Benefit	Termination without Cause or for Good Reason ($)	Termination without Cause or for Good Reason Following a Change in Control ($)

Base Salary	425,000	850,000

2015 Incentive Compensation	—	—

Health & Welfare Benefits	13,941	27,882

Net Value	438,941	877,882

Mr. Dzura

Benefit	Termination without Cause or for Good Reason ($)	Termination without Cause or for Good Reason Following a Change in Control ($)

Base Salary	500,000	1,000,000

2015 Incentive Compensation	—	—

Health & Welfare Benefits	13,941	27,882

Net Value	513,941	1,027,882

Mr. Hennion

Benefit	Termination without Cause or for Good Reason ($)	Termination without Cause or for Good Reason Following a Change in Control ($)

Base Salary	470,000	940,000

2015 Incentive Compensation	—	—

Health & Welfare Benefits	13,941	27,882

Net Value	483,941	967,882

Dr. Ramanathan

Benefit	Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason w/in 6 Months After a Change in Control ($)	Death or Disability ($)

Base Salary Continuation	360,608	761,216	60,480

Pro Rata Bonus	—	—	—

Health & Welfare Benefits	17,340	34,679	—

Net Value	397,948	795,895	60,480

The employment agreements provide that if any payment or benefit will be subject to or result in the imposition of the excise tax imposed by Code Section 4999, then the amount of such payment or payments will be reduced to the highest amount that may be paid by us without subjecting such payment to the excise tax. We have assumed that none of the payments or benefits provided to Mr. Archbold, Ms. Tolivar, Mr. Dzura, Mr. Hennion or Dr. Ramanathan would have been subject to or resulted in the imposition of the excise tax imposed by Code Section 4999. Accordingly, no reductions in such payments and benefits have been applied in the tables above.

The 2007 Stock Plan and the 2011 Stock Plan provide that, in the event of a change in control, unvested stock-based awards generally may be fully vested, cancelled for fair value or substituted for awards that substantially preserve the applicable terms of such stock-based awards. We have assumed for purposes of the above table that upon a change in control, equity-based awards would not be accelerated, and instead would be substituted for awards that substantially preserve the applicable terms of the stock-based awards.
For more information regarding actual termination payments during 2014, see “Compensation Discussion and Analysis - Termination Payments” above.

RATIFICATION OF APPOINTMENT OF AUDITORS
(PROPOSAL 3)
In accordance with the Audit Committee’s charter, the Audit Committee is responsible for the appointment and retention of our independent auditors. In our fiscal years ended December 31, 2015 and 2014, all audit and non-audit services were pre-approved by the Audit Committee in accordance with the Audit Committee’s charter.
The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) to serve as our independent auditors for our fiscal year ending December 31, 2016, subject to ratification by our stockholders. Representatives of PwC will be present at the Annual Meeting to answer questions and will also have the opportunity to make a statement if they desire to do so. If the proposal to ratify PwC’s appointment is not approved, other certified public accountants will be considered by the Audit Committee. Even if the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year if it believes that such a change would be in the best interest of the Company and its stockholders.
Fees Paid to PricewaterhouseCoopers LLP
The fees incurred by us for professional services rendered by PwC for our fiscal years ended December 31, 2015 and 2014 were as follows:

	2015	2014
Audit Fees (1)	$1,261,970	$1,125,523
Audit-Related Fees (2)	10,000	60,000
Tax Fees (3)	120,000	12,675
All Other Fees (4)	1,800	0
	$1,393,770	$1,198,198

(1)	Includes services related to the audit of the Company’s financial statements and internal controls over financial reporting, statutory audits of subsidiaries, and various other filings with the SEC.

(2)	Principally includes due diligence services related to mergers and acquisitions and review of franchise disclosure documents.

(3)	Includes services related to federal tax compliance, planning and advice and certain individual tax compliance services.

(4)	Represents license fees for access to technical accounting information.

The Audit Committee has concluded that the provision of the foregoing services is compatible with maintaining PwC’s independence.

The affirmative vote of the holders of a majority of the votes cast by our stockholders in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve this Proposal 3.

Pre-Approval Policies and Procedures
All of the services performed for us by PwC during 2015 were pre-approved by the Audit Committee. The Audit Committee’s policy, as reflected in its charter, requires that the Audit Committee pre-approve on an engagement-by-engagement basis all audit and non-audit services to be performed by our independent auditors, provided that the Audit Committee may delegate the authority to pre-approve such services to a subcommittee of the Audit Committee.
Recommendation
THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PWC AS INDEPENDENT AUDITORS FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2016.

AUDIT COMMITTEE REPORT
The Board has determined that each member of the Audit Committee meets the SEC and NYSE independence and financial literacy requirements. The Board has also determined that each of Messrs. Berger, Hines and Mallott qualifies as an “audit committee financial expert.”
The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2015 with both management and the independent auditors. The Audit Committee discussed the auditors’ review of our quarterly financial information with the auditors prior to the release of such information and the filing of our quarterly reports with the SEC.
Further, the Audit Committee discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 (Communications with Audit Committees), received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the auditors the auditors’ independence. The Audit Committee also discussed with the auditors financial management matters related to our internal control over financial reporting. Based on these discussions, the Audit Committee’s review of our audited financial statements for the year ended December 31, 2015 and the written disclosures received from the independent auditors, the Audit Committee recommended that the Board include the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.
This audit committee report is not deemed filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filings that we may make with the SEC.
AUDIT COMMITTEE
Philip E. Mallott (Chairperson)
Jeffrey P. Berger
Michael F. Hines
C. Scott O’Hara

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table below sets forth information regarding the beneficial ownership of our Common Stock as of the Record Date by: (i) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our Common Stock; (ii) the Named Executive Officers; (iii) each of our directors and nominees for director; and (iv) all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the Exchange Act and includes voting and investment power with respect to our Common Stock. The following table includes Common Stock issuable within 60 days of the Record Date upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Percentage of beneficial ownership is based on 69,826,802 shares of Common Stock outstanding as of March 28, 2016. Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our Common Stock that he, she or it beneficially owns.
Unless otherwise indicated, the address of each beneficial owner listed below is c/o GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, PA 15222.

Name of Beneficial Owner	Position	Shares	Percentage (%)

Michael G. Archbold	CEO	110,123(1)	*

Jeffrey P. Berger	Director	47,141(2)	*

Michael D. Dzura	Executive Vice President, Operations	191,160 (3)	*

Alan D. Feldman	Director	6,489 (4)	*

Jeffrey R. Hennion	Chief Marketing and e-Commerce Officer	16,071(5)	*

Michael F. Hines	Director	76,489 (6)	*

Amy B. Lane	Director	33,231 (7)	*

Philip E. Mallott	Director	9,067 (8)	*

Robert F. Moran	Director	6,489(9)	*

C. Scott O’Hara	Director	7,694 (10)	*

Guru Ramanathan	Senior Vice President and Chief Innovation Officer	113,672(11)	*

Tricia K. Tolivar	Chief Financial Officer	15,348 (12)	*

Richard J. Wallace	Director	44,451 (13)	*

All directors and executive officers as a group (17 persons)		545,314	*

Beneficial Owners of 5% or More of Our Outstanding Common Stock		Shares	Percentage (%)

FMR LLC and certain affiliated parties (14) 82 Devonshire Street Boston, MA 02109		12,397,727	17.76%
Blackrock, Inc. (15) 55 East 52nd Street New York, NY 10055		6,264,554	8.97%
The Vanguard Group, Inc. (16) 100 Vanguard Blvd. Malvern, PA 19355		5,440,033	7.79%
TPG-Axon Management LP and certain affiliated parties (16) 888 Seventh Avenue, 38th Floor New York, NY 10019		5,173,039	7.41%

*Less than 1% of the outstanding shares of Common Stock.

(1)
Consists of (i) 7,008 shares directly held, (ii) 23,746 shares of time-vested restricted stock, (iii) 35,619 shares of performance-vested restricted stock and (iv) 43,750 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following the Record Date.

(2)
Consists of (i) 30,718 shares directly held, (ii) 2,423 shares of time-vested restricted stock and (iii) 14,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following the Record Date.

(3)
Consists of (i) 1,838 shares directly held, (ii) 5,697 shares of time-vested restricted stock, (iii) 5,088 shares of performance-vested restricted stock and (iv) 6,537 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following the Record Date.

(4)    Consists of (i) 4,066 shares directly held and (ii) 2,423 shares of time-vested restricted stock.

(5)
Consists of (i) 2,365 shares directly held, (ii) 4,070 shares of time-vested restricted stock, (iii) 6,106 shares of performance-vested restricted stock and (iv) 3,530 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following the Record Date.

(6)
Consists of (i) 37,118 shares directly held, (ii) 2,423 time-vested restricted stock units and (iii) 36,920 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following the Record Date.

(7)
Consists of (i) 4,603 shares directly held, (ii) 5,128 time-vested restricted stock units (including units representing accrued dividends on deferred amounts) and (iii) 23,500 shares issuable upon the exercise of options that are currently exercisable or become exercisable within 60 days following the Record Date.

(8)	Consists of (i) 6,644 shares directly held and (ii) 2,423 shares of time-vested restricted stock.

(9)	Consists of (i) 4,066 shares directly held and (ii) 2,423 time-vested restricted stock units.
(10)    Consists of (i) 2,566 shares directly held and (b) 5,128 time-vested restricted stock units.

(11)
Consists of (i) 25,429 shares directly held, (ii) 5,081 shares of time-vested restricted stock, (iii) 3,561 shares of performance-vested restricted stock, and (iv) 79,601 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days following the Record Date.

(12)	Consists of (i) 2,492 shares directly held, (ii) 5,142 shares of time-vested restricted stock and (iii) 7,714 shares of performance-vested restricted stock.

(13)
Consists of (i) 7,118 shares directly held, (ii) 2,423 shares of time-vested restricted stock and (iii) 35,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days following the Record Date.

(14)
Based on the Amendment No. 3 to Schedule 13G filed with the SEC on February 12, 2016 by FMR LLC, a parent holding company, Abigail P. Johnson, the Vice Chairman, Chief Executive Officer and President of FMR LLC and Fidelity Low-Priced Stock Fund (the “FLPS Fund”). In the Amendment No. 3 to Schedule 13G, (i) FMR LLC discloses it has sole voting power over 1,436,081 shares and sole dispositive power over 12,397,727 shares, (ii) Ms. Johnson discloses that she has sole dispositive power over 12,397,727 shares and (iii) FLPS Fund discloses that it has sole voting power over 4,750,684 shares. Members of the Johnson family are the predominant owners, directly or through trusts, of the Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC, and through a shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC.

(15)
Based on the Schedule 13G filed with the SEC on February 10, 2016 by Blackrock, Inc. (“Blackrock”) in which Blackrock discloses that it has sole voting power over 5,948,318 shares and sole dispositive power over 6,264,554 shares.

(16)
Based on the Amendment No. 3 to Schedule 13G filed with the SEC on February 10, 2016 by The Vanguard Group, Inc. (“Vanguard”). In the Amendment No. 3 to Schedule 13G, Vanguard reports it has sole voting power over 61,166 shares, sole dispositive power over 5,379,167 shares and shared dispositive power over 60,866 shares.

(17)
Based on Amendment No. 2 to Schedule 13G filed with the SEC on February 9, 2016 by TPG-Axon Management LP (“TPG-Axon Management”), TPG-Axon Partners GP, L.P. (“PartnersGP”), TPG-Axon GP, LLC (“GPLLC”), TPG-Axon Partners, LP (“TPG-Axon Domestic”), TPG-Axon International, L.P. (“TPG-Axon International”), TPG-Axon International GP, LLC (“International GP”), Dinakar Singh LLC (“Singh LLC”) and Dinakar Singh. The Amendment No. 2 to Schedule 13G reports that (i) TPG-Axon Management is the investment manager for various funds, including TPG-Axon Partners, LP (“TPG-Axon

Domestic”), TPG-Axon International and a managed account, (ii) PartnersGP is the general partner of TPG-Axon Domestic and the managing member of InternationalGP, (iii) GPLLC is the general partner of PartnersGP and TPG-Axon Management, (iv) Singh LLC is a managing member of GPLLC and (v) Mr. Singh, an individual, in the managing member of Singh LLC and in such capacity may be deemed to control Singh LLC, GPLLC and TPG-Axon Management and, therefore may be deemed the beneficial owner of the securities held by such funds and as such, has the power to direct the disposition and voting of shares beneficially owned by TPG-Axon Domestic and TPG-Axon International. Additionally, the Amendment No. 2 to Schedule 13G discloses that each of Singh LLC, GPLLC, PartnersGP, International GP and Mr. Singh disclaim beneficial ownership of the shares reported on the Schedule 13G/A.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Our directors, executive officers and holders of more than 10% of our Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with the SEC on Forms 3, 4 and 5 with respect to their ownership and change of ownership of our Common Stock. Based solely upon a review of the copies of these forms or written representations, which we have received from such persons or entities for transactions in our Common Stock and their Common Stock holdings for our fiscal year ended December 31, 2015, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and holders of more than 10% of our Common Stock.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING
Stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for our 2017 Annual Meeting must be received by us no later than December 12, 2016 to be presented at the 2017 Annual Meeting or to be eligible for inclusion in the proxy materials related thereto under the SEC’s proxy rules. Such proposals can be sent to us at GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222, Attention: Secretary.
Our Fifth Amended and Restated Bylaws (the “Bylaws”) prescribe the procedures that a record stockholder must follow to nominate directors for election at an annual meeting or to bring other business before an annual meeting (other than matters submitted pursuant to Rule 14a-8). The following summary of these procedures is qualified by reference to our Bylaws, a copy of which can be obtained, without charge, upon written request to GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222, Attention: Secretary.
Pursuant to Article II, Section 5(b) of our Bylaws, a record stockholder must provide timely notice of any stockholder proposal (including director nomination(s)) other than those submitted pursuant to Rule 14a-8 of the Exchange Act to be properly brought before the 2017 Annual Meeting. To be timely, such notice must be received by our secretary at our principal executive offices at 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222 between the opening of business on January 24, 2017 and the close of business on February 23, 2017. The notice must contain the information specified in our Bylaws regarding the stockholder giving the notice and the business proposed to be brought before the meeting. For director nominations, the notice must also contain the information specified in our Bylaws regarding each person whom the stockholder wishes to nominate for election as director and be accompanied by the written consent of each proposed nominee to serve as director if elected. Such stockholder proposals must also be in compliance with the additional requirements set forth in the Bylaws. However, if the date of the 2017 Annual Meeting is more than 30 days before or more than 70 days after May 24, 2017, to be timely, such notice must be received no earlier than the 120th day prior to the date of the 2017 Annual Meeting and not later than (i) the close of business on the 90th day prior to the date of the 2017 Annual Meeting or (ii) the tenth day following the day on which the public announcement of the date of the 2017 Annual Meeting is first made.
With respect to stockholder proposals not included in our proxy statement for the 2017 Annual Meeting, the persons named in the Board’s proxy for the 2017 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a(4)(c) under the Exchange Act.
OTHER INFORMATION
Annual Report on Form 10-K
Copies of our Annual Report on Form 10-K can be obtained free of charge upon request to GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania, 15222, Attention: Secretary.

GNC HOLDINGS, INC.
300 SIXTH AVENUE
PITTSBURGH, PA 15222

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

02 0000000000

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01 Michael G. Archbold 02 Jeffrey P. Berger 03 Alan D. Feldman 04 Michael F. Hines 05 Amy B. Lane
06 Philip E. Mallott 07 Robert F. Moran 08 Richard J. Wallace

The Board of Directors recommends you vote FOR the following proposal(s):

	Proposal	For	Against	Abstain
2	The approval, by non-binding vote, of the compensation paid to the Company's named executive officers in 2015, as disclosed in the proxy materials	☐	☐	☐
3	The ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company's 2016 fiscal year	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com

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GNC HOLDINGS, INC.
Annual Meeting of Stockholders
May 24, 2016 8:00 AM ET
This proxy is solicited by the Board of Directors

The Stockholder(s) hereby appoint(s), Tricia K. Tolivar and James M. Sander, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of GNC HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM ET, on May 24, 2016, at Omni William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania 15219, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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